Filed Pursuant to Rule 424(b)(5)
Registration No. 333-215654

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
4.125% Fixed-to-Floating Rate Subordinated Notes due 2029	$300,000,000	100%	$300,000,000	$36,360

(1)	This filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 23, 2017)

$300,000,000

4.125% Fixed-to-Floating Rate Subordinated Notes due 2029

We are offering $300,000,000 aggregate principal amount of 4.125% fixed-to-floating rate subordinated notes due 2029 (the “Notes”) pursuant to this prospectus supplement and the accompanying prospectus. The Notes will mature on September 15, 2029. From and including the date of issuance to, but excluding September 15, 2024, the Notes will bear interest at an initial rate of 4.125% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, commencing on March 15, 2020. From and including September 15, 2024 to, but excluding the maturity date or the date of earlier redemption, the interest rate will reset quarterly to an annual interest rate equal to the then-current three-month LIBOR plus 277.5 basis points, subject to the provisions set forth under “Description of the Notes—Interest” included in this prospectus supplement, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2024. Notwithstanding the foregoing, in the event that the then-current three-month LIBOR is less than zero, the then-current three-month LIBOR shall be deemed to be zero.

We may, at our option, beginning with the interest payment date of September 15, 2024 and on any interest payment date thereafter, redeem the Notes, in whole or in part. The Notes will not otherwise be redeemable by us prior to maturity, unless certain events occur, as described under “Description of the Notes—Redemption” in this prospectus supplement. The redemption price for any redemption is 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding the date of redemption. Any early redemption of the Notes will be subject to the receipt of the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to the extent then required under applicable laws or regulations, including capital regulations.

The Notes are unsecured and will rank equally with all of our other unsecured subordinated indebtedness currently outstanding or issued by us in the future. There is no sinking fund for the Notes. The Notes will be subordinated in right of payment to all current and future senior indebtedness of Pinnacle Financial Partners, Inc., including all of its general creditors, and they will be structurally subordinated to all of its subsidiaries’ existing and future indebtedness and other obligations. The Notes are obligations of Pinnacle Financial Partners, Inc. only and are not obligations of, and are not guaranteed by, any of Pinnacle Financial Partners, Inc.’s subsidiaries. The holders of the Notes may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation, or similar proceeding.

The Notes will not be listed on any securities exchange or quoted on a quotation system. Currently, there is no public trading market for the Notes.

	Per Note	Total
Price to public (1)	100.00%	$300,000,000
Underwriting discounts (2)	1.00%	$3,000,000
Proceeds to us, before expenses	99.00%	$297,000,000

(1)	Plus accrued interest, if any, from the original issue date.

(2)	The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” in this prospectus supplement.

Investing in the Notes involves risks, including that the interest rate on the Notes during the floating rate period may be determined based on a rate other than three-month LIBOR. Before investing in the Notes, potential purchasers of the Notes should consider the information set forth in the “Risk Factors” section beginning on page S-10 of this prospectus supplement and in our quarterly report on Form 10-Q for the quarter ended June 30, 2019, which is incorporated herein by reference.

The Notes are not savings accounts, deposits or other obligations of our subsidiary bank, Pinnacle Bank, or any of our non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency or instrumentality. None of the U.S. Securities and Exchange Commission (“SEC”), the FDIC, the Federal Reserve, the Tennessee Securities Division or any state securities commission or any other bank regulatory agency has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes to purchasers in book-entry form through the facilities of The Depository Trust Company (which, along with its successors, we refer to as “DTC”), and its direct participants, against payment therefor in immediately available funds, on or about September 11, 2019, which is the third business day following the date of pricing the Notes (such settlement being referred to as “T+3”). See “Underwriting” for details.

Book Running Manager

SANDLER O’NEILL + PARTNERS, L.P.

Co-Manager

PIPER JAFFRAY

Prospectus Supplement dated September 6, 2019

Prospectus Supplement

Page

ABOUT THIS PROSPECTUS SUPPLEMENT	S-ii

FORWARD-LOOKING STATEMENTS	S-iii

PROSPECTUS SUPPLEMENT SUMMARY	S-1

THE OFFERING	S-2

SUMMARY SELECTED FINANCIAL DATA	S-7

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Pinnacle Financial,” “the Company,” “we,” “our,” “ours,” and “us” or similar references mean Pinnacle Financial Partners, Inc. and its consolidated subsidiaries. References to “Pinnacle Bank” or the “Bank” mean Pinnacle Bank, which is our wholly owned bank subsidiary.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us and our financial condition, and it also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus before deciding to purchase the Notes.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement. If any information conflicts with any statement in a document that we have incorporated by reference into this prospectus supplement, then you should consider only the statement in the most recent document.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, and in any free writing prospectus with respect to this offering filed by us with the SEC in making your investment decision. We have not authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus with respect to this offering filed by us with the SEC. We take no responsibility for, and can provide you with no assurance as to the reliability of, any other information others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We and the underwriters are not offering to sell nor seeking offers to buy the Notes in any jurisdiction where offers and sales are not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the Notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “may,” “should,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These statements should be considered subject to various risks and uncertainties, and are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors including, but not limited to:

•	deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses;

•	the ability to grow and retain low-cost core deposits and retain large, uninsured deposits;

•

the inability of Pinnacle Financial, or entities in which it has significant investments, like Bankers Healthcare Group, LLC, or BHG, to maintain the historical growth rate of its, or such entities’, loan portfolio;

•	changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments;

•	effectiveness of Pinnacle Financial’s asset management activities in improving, resolving or liquidating lower-quality assets;

•

the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Pinnacle Financial’s results, including as a result of compression to net interest margin;

•

adverse conditions in the national or local economies including in Pinnacle Financial’s markets throughout Tennessee, North Carolina, South Carolina and Virginia, particularly in commercial and residential real estate markets;

•	fluctuations or differences in interest rates on loans or deposits from those that Pinnacle Financial is modeling or anticipating or that affect the yield curve;

•	the results of regulatory examinations;

•	our ability to identify potential candidates for, consummate, and achieve synergies resulting from, potential future acquisitions;

•	difficulties and delays in integrating acquired businesses or fully realizing cost savings and other benefits from acquisitions;

•	risks of expansion into new geographic or product markets;

•	any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including intangible assets;

•

reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment for associates) or otherwise to attract customers from other financial institutions;

•	the ability of Pinnacle Financial to implement its branch consolidation strategy on the timeliness, and at the costs, presently contemplated;

•	deterioration in the valuation of other real estate owned and increased expenses associated therewith;

S-iii

•

inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Financial’s level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators;

•	approval of the declaration of any dividend by Pinnacle Financial’s board of directors;

•

the vulnerability of Pinnacle Bank’s network and online banking portals, and the systems of parties with whom Pinnacle Financial contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches;

•

the possibility of increased compliance and operational costs as a result of increased regulatory oversight (including by the Consumer Financial Protection Bureau), including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank’s corporate and consumer clients;

•

the risks associated with Pinnacle Financial and Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company if not prohibited from doing so by Pinnacle Financial or Pinnacle Bank;

•	changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments;

•

risks associated with the possible shutdown of the United States federal government, including the adverse effects on the national or local economies and adverse effects resulting from a shutdown of the U.S. Small Business Administration’s SBA loan program;

•	the availability of and access to capital;

•

adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions;

•	general competitive, economic, political and market conditions; and

•

the other factors and information contained in this prospectus supplement and in the other reports and filings that we make with the SEC, including those described in “Item 1A Risk Factors” of our quarterly report on Form 10-Q for the quarter ended June 30, 2019.

Many of these risks factors are beyond our ability to control or predict, and you are cautioned not to put undue reliance on the forward-looking statements appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. Pinnacle Financial does not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, except to the extent required by applicable securities laws.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement. It does not contain all of the information that may be important to your decision to purchase the Notes offered hereby. You should read this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein carefully, especially the “Risk Factors” sections and the historical financial statements and the related notes thereto and management’s discussion and analysis before making a decision to purchase the Notes.

Pinnacle Financial, a financial holding company under the laws of the United States, is a Tennessee corporation that was incorporated on February 28, 2000. The primary business of Pinnacle Financial is conducted through its wholly-owned bank subsidiary, Pinnacle Bank, a Tennessee state-chartered, non-member bank. Pinnacle Financial and Pinnacle Bank also collectively hold a 49% interest in BHG, a full-service loan provider to healthcare and other professional practices. As of June 30, 2019, Pinnacle Financial had total consolidated assets of approximately $26.54 billion, total deposits of approximately $19.45 billion, total liabilities of approximately $22.36 billion and shareholders’ equity of approximately $4.18 billion.

Pinnacle Bank operates as a community bank in 11 primarily urban markets and their surrounding communities. As an urban community bank, Pinnacle Bank provides the personalized service most often associated with smaller banks while offering many of the sophisticated products and services, such as investments and treasury management, more typically found at much larger banks. This approach has enabled Pinnacle Bank to attract clients from the regional and national banks in all its markets. As a result, Pinnacle Bank has grown steadily in market share rankings based on deposits in many of its markets according to the 2018 FDIC Summary of Deposits data, including the largest market share in the Nashville, TN metropolitan statistical area, or MSA, the third largest market share in the Greensboro-High Point, NC MSA and the fifth largest market share in the Knoxville, TN MSA.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “PNFP.” Our principal executive offices are located at 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, and our telephone number is (615) 744-3700. Our internet address is www.pnfp.com. Please note our website is provided as an inactive textual reference and the information on our website is not a part of, nor incorporated by reference into, this prospectus supplement.

THE OFFERING

The following description contains basic information about the Notes and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the Notes. For a more complete understanding of the Notes, you should read the section of this prospectus supplement entitled “Description of the Notes.”

Issuer	Pinnacle Financial Partners, Inc.

Securities offered	4.125% Fixed-to-Floating Rate Subordinated Notes due 2029

Aggregate principal amount	$300,000,000

Issue price	100.00%

Maturity date	The Notes will mature on September 15, 2029

Interest rate	From and including the issue date to but excluding September 15, 2024, a fixed per annum rate of 4.125%.

From and including September 15, 2024 to but excluding the maturity date or the date of earlier redemption, a floating per annum rate equal to the then-current three-month LIBOR, plus 277.5 basis points for each quarterly interest period during the floating rate period; provided, however, in the event that three-month LIBOR is less than zero, it shall be deemed to be zero. For each interest period during the floating rate period, “three-month LIBOR” means the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page (as defined below) as of 11:00 a.m., London time, on the LIBOR Determination Date (as defined below) related to such interest period; provided, however, that if no such rate appears on the Designated LIBOR Page as of 11:00 a.m., London time on the LIBOR Determination Date, then the calculation agent shall determine three-month LIBOR for the relevant interest period in accordance with the methodologies described under the heading “Description of the Notes—Interest”.

If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to three-month LIBOR or the then-applicable benchmark rate, then the provisions under the heading “Description of the Notes—Effect of Benchmark Transition Event”, which are referred to herein as the benchmark transition provisions, will thereafter apply to all determinations of the floating rate of the Notes for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate payable on the Notes will transition to an alternative benchmark rate, which is currently expected to be Term SOFR, a forward-looking term rate for a tenor of three months that will be based on the secured overnight financing rate (“SOFR”).

We will appoint, in our sole discretion, an initial calculation agent prior to September 15, 2024. In addition, we or an affiliate of ours may assume the duties of the calculation agent.

Interest payment dates	Until, but not including September 15, 2024, we will pay interest on the Notes on March 15 and September 15 of each year, commencing March 15, 2020.

From and including September 15, 2024 to but excluding the maturity date or the date of earlier redemption, we will pay interest on the Notes on March 15, June 15, September 15 and December 15 of each year.

Record dates	Interest on each Note will be payable to the person in whose name such Note is registered on the 15th day immediately preceding the applicable interest payment date.

Day count convention	Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding September 15, 2024 and, thereafter, on the basis of a 360-day year and the actual number of days elapsed.

No guarantee	The Notes are not guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under “Ranking; Subordination.”

Ranking; Subordination	The Notes offered by this prospectus supplement will be issued by us under a Subordinated Indenture to be dated as of September 11, 2019 between Pinnacle Financial Partners, Inc. and U.S. Bank, National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture to be dated as of September 11, 2019 between Pinnacle Financial and the Trustee. We refer to the Subordinated Indenture, as supplemented by the First Supplemental Indenture, as the “Indenture.” The Notes will be Pinnacle Financial’s unsecured, subordinated obligations and:

•

will rank junior in right of payment and upon our liquidation to any of our existing and all future Senior Debt (as defined in the Indenture), all as described under “Description of the Notes” in this prospectus supplement;

•	will rank junior in right of payment and upon our liquidation to any of our existing and all of our future general creditors;

•	will rank equal in right of payment and upon our liquidation with any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes;

•

will rank senior in right of payment and upon our liquidation to (i) our existing junior subordinated debentures issued to our capital trust subsidiaries and (ii) any of our indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to note indebtedness such as the Notes; and

•

will be effectively subordinated to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries, including without limitation Pinnacle Bank’s depositors, liabilities to general and trade creditors and liabilities arising in the ordinary course of business or otherwise.

As of June 30, 2019, on a consolidated basis, our liabilities totaled approximately $22.36 billion, which includes approximately $19.45 billion of deposit liabilities, approximately $2.91 billion of other borrowings, which include $1.96 billion of Federal Home Loan Bank advances, approximately $209.0 million of subordinated notes issued by Pinnacle Financial (or bank holding companies that have been merged with and into Pinnacle Financial), $130.0 million of subordinated notes issued by Pinnacle Bank and $133.0 million of trust preferred securities and accompanying junior subordinated debentures, and approximately $490.0 million of other liabilities. Except for approximately $133.0 million of junior subordinated debentures and associated trust preferred securities (which rank junior in right of payment and upon liquidation to the Notes) and approximately $209.0 million of subordinated notes (which rank equal in right of payment and upon liquidation to the Notes) issued by Pinnacle Financial (or bank holding companies that have been merged with and into Pinnacle Financial) all of these liabilities are contractually or structurally senior to the Notes. Pinnacle Financial also has a $75.0 million revolving credit facility with U.S. Bank, National Association which had no amounts outstanding as of June 30, 2019. Any borrowings under the revolving credit facility would rank senior to the Notes.

The Indenture governing the Notes does not limit the amount of additional indebtedness we or our subsidiaries may incur.

Optional redemption	We may, at our option, beginning with the interest payment date of September 15, 2024, and on any interest payment date thereafter, redeem the Notes, in whole or in part, from time to time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption.

Special redemption	We may also redeem the Notes at any time, including prior to September 15, 2024, in whole but not in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, if: (a) an amendment or change or prospective amendment or change in law occurs, or an administrative or judicial action is announced or taken or there is an amendment to or change in any official position or interpretation with respect to, an administrative or judicial action or a law or regulation that differs from the previously generally accepted position or interpretation, in each case that, as a result of which, there is more than an insubstantial risk that interest payable by us on the Notes will not be deductible by us, in whole or in part, for United States federal income tax purposes; (b) a subsequent event occurs that, as a result of which, there is more than an insubstantial risk that we would not be entitled to treat the Notes as Tier 2 capital for regulatory capital purposes; or (c) we are required to register as an investment company under the Investment Company Act of 1940, as amended; in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest to but excluding the redemption date. For more information, see “Description of the Notes—Redemption” in this prospectus supplement.

Form and denomination	The Notes will be offered in book-entry only form through the facilities of DTC in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Sinking fund	There is no sinking fund for the Notes.

Further issuances	The Notes will initially be limited to an aggregate principal amount of $300,000,000. We may from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the Notes outstanding by issuing additional notes in the future with the same terms as the Notes, except for the issue date, the offering price and the first interest payment date, and such additional notes may be consolidated with the Notes issued in this offering and form a single series; provided that if any such additional notes are not fungible with the subordinated notes for United States federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number.

Use of proceeds	We estimate that the net proceeds from this offering of the Notes will be approximately $296.5 million after deducting the underwriting discount and our estimated offering expenses. We intend to use approximately $218.8 million of the net proceeds of this offering to redeem certain of our subordinated notes, including approximately $88.8 million aggregate principal amount of outstanding subordinated notes as of June 30, 2019 issued by us (or bank holding companies that have been merged with and into us) following the closing of this offering and $130.0 million aggregate principal amount of outstanding subordinated notes issued by Pinnacle Bank after such notes become eligible for redemption on July 30, 2020. The redemption of the $130.0 million of subordinated notes issued by Pinnacle Bank is subject to our receipt of all necessary regulatory permission for such redemption, which we have not yet sought, and our ultimate determination to redeem such notes after they become eligible for redemption. Pinnacle Bank is under no obligation to redeem these subordinated notes.

We intend to use the remainder of the net proceeds for general corporate purposes, including providing capital to support the growth of Pinnacle Bank and our business. See “Use of Proceeds” in this prospectus supplement.

Listing	The Notes will not be listed on any securities exchange or quoted on any quotation system. Currently, there is no market for the Notes, and there can be no assurances that any public market for the Notes will develop.

Governing law	The Notes and the Indenture will be governed by the laws of the State of New York.

Trustee	U.S. Bank, National Association

Risk factors	Investing in the Notes involves certain risks. Before investing in the Notes, you should carefully consider the information under “Risk Factors” beginning on page S-10 of this prospectus supplement, under Item 1A. Risk Factors, in our quarterly report on Form 10-Q for the quarter ended June 30, 2019, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

SUMMARY SELECTED FINANCIAL DATA

Set forth below is selected consolidated financial data of Pinnacle Financial for the periods indicated. The selected consolidated financial data of Pinnacle Financial as of and for years 2016, 2017 and 2018 are derived from the audited consolidated financial statements of Pinnacle Financial, which were audited by Crowe LLP. The consolidated financial statements as of December 31, 2018 and December 31, 2017 and for each of the years in the three-year period ended December 31, 2018, together with the notes thereto and the report of Crowe LLP on those financial statements, are included in our annual report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected consolidated financial data as of and for the six-month periods ended June 30, 2019 and June 30, 2018 are derived from unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring items, which our management considers necessary for a fair presentation of our financial position and results of operations for these periods. The financial condition and results of operations as of and for the six months ended June 30, 2019 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ending December 31, 2019. The unaudited condensed consolidated financial statements as of June 30, 2019 and for the six-month periods ended June 30, 2019 and June 30, 2018 together with the notes thereto are included in our quarterly report on Form 10-Q for the quarter ended June 30, 2019 which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto, appearing in our annual report on Form 10-K for the fiscal year ended December 31, 2018 and our quarterly report on Form 10-Q for the quarter ended June 30, 2019, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of and for the three months ended June 30,				As of and for the year ended December 31,

(dollars in thousands, except per share data)	2019		2018		2018	2017 (1)	2016 (2)(3)
Total assets	$26,540,355		$23,988,370		$25,031,044	$22,205,700	$11,194,623
Loans, net of unearned income	18,814,318		17,042,853		17,707,549	15,633,116	8,449,925
Allowance for loan losses	90,253		75,670		83,575	67,240	58,980
Total securities	3,447,834		2,975,469		3,277,968	2,536,045	1,323,797
Goodwill, core deposit and other intangible assets	1,848,699		1,858,474		1,853,282	1,864,712	566,698
Deposits and securities sold under agreements to repurchase	19,603,552		17,986,157		18,953,848	16,586,964	8,845,014
Advances from FHLB	1,960,062		1,581,867		1,443,589	1,319,909	406,304
Subordinated debt and other borrowings	464,144		465,433		485,130	465,505	350,768
Stockholders’ equity	4,176,361		3,826,677		3,965,940	3,707,952	1,496,696
Statement of Operations Data:
Interest income	$265,851		$230,984		$946,717	$636,138	$363,609
Interest expense	76,933		48,748		210,375	92,831	38,615
Net interest income	188,918		182,236		736,342	543,307	324,994
Provision for loan losses	7,195		9,402		34,377	23,664	18,328
Net interest income after provision for loan losses	181,723		172,834		701,965	519,643	306,666
Noninterest income	70,682		47,939		200,870	144,903	121,003
Noninterest expense	127,686		110,908		452,887	366,560	236,285
Income before income taxes	124,719		109,865		449,948	297,986	191,384
Income tax expense	24,398		23,000		90,508	124,007	64,159
Net income	100,321		86,865		359,440	173,979	127,225
Per Share Data:
Earnings per share available to common stockholders – basic	$1.31		$1.13		$4.66	$2.73	$2.96
Weighted average common shares outstanding – basic	76,343,608		77,123,854		77,111,372	63,760,578	43,037,083
Earnings per share available to common stockholders – diluted	$1.31		$1.12		$4.64	$2.70	$2.91
Weighted average common shares outstanding – diluted	76,611,657		77,468,082		77,449,917	64,328,189	43,731,992
Common dividends per share	$0.16		$0.14		$0.58	$0.56	$0.56
Book value per common share	$54.29		$49.15		$51.18	$47.70	$32.28
Common shares outstanding at end of period	76,929,056		77,855,205		77,483,796	77,739,636	46,359,377
Performance Ratios:
Return on average assets	1.55%		1.50%		1.53%	1.02%	1.27%
Return on average stockholders’ equity	9.77%		9.18%		9.37%	6.26%	9.47%
Net interest margin	3.48%		3.69%		3.68%	3.76%	3.70%
Net interest spread	3.06%		3.37%		3.35%	3.53%	3.46%
Noninterest income to average assets	1.09%		0.83%		0.85%	0.85%	1.21%
Noninterest expense to average assets	1.98%		1.91%		1.92%	2.15%	2.36%
Efficiency ratio	49.19%		48.18%		48.32%	53.26%	52.98%
Average loan to average deposit ratio	98.66%		98.70%		96.92%	95.14%	96.66%
Average interest-earning assets to average interest-bearing liabilities	131.01%		132.85%		132.69%	136.10%	139.39%
Average equity to average total assets ratio	15.89%		16.34%		16.29%	16.32%	13.40%
Dividend payout ratio	12.88%		16.57%		13.79%	20.00%	19.31%
Asset Quality Ratios:
Allowance for loan losses to non-accrual loans	118.63%		106.75%		95.15%	117.00%	213.90%
Allowance for loan losses to total loans	0.48%		0.44%		0.47%	0.43%	0.70%
Nonperforming assets to total assets	0.39%		0.38%		0.41%	0.38%	0.30%
Nonperforming assets to total loans and other real estate	0.55%		0.53%		0.58%	0.55%	0.40%
Net loan charge-offs to average loans	0.09%	(4)	0.10%	(4)	0.11%	0.13%	0.33%
Capital Ratios:
Common equity Tier 1 capital	9.52%		9.25%		9.58%	9.14%	7.86%
Leverage	9.06%		8.76%		8.91%	8.65%	8.55%
Tier 1 capital	9.52%		9.25%		9.58%	9.14%	8.64%
Total capital	11.99%		11.98%		12.21%	12.01%	11.86%

(1)

Information for the 2017 fiscal year includes the operation of BNC Bancorp, or BNC, from its acquisition date of June 16, 2017 and reflects approximately 27.7 million shares of Pinnacle Financial common stock issued in connection with the BNC merger and approximately 3.2 million shares issued in connection with a public offering consummated in January 2017.

(2)

Information for the 2016 fiscal year includes the operations of Avenue Financial Holdings, Inc., or Avenue, from its acquisition date of July 1, 2016 and reflects approximately 3.8 million shares of Pinnacle Financial common stock issued in connection with the Avenue merger.

(3)

Information for the 2016 fiscal year includes our additional 19% membership interest in BHG which we acquired in March 2016 and reflects approximately 861,000 shares of Pinnacle Financial common stock issued in connection with the additional investment in BHG.

(4)

Annualized net loan charge-offs to average loans ratios for the six months ended June 30, 2019 and June 30, 2018 are computed by annualizing year-to-date net loan charge-offs and dividing the result by average loans for the year-to-date period.

RISK FACTORS

Investing in the Notes involves a high degree of risk. You should carefully consider the following risk factors related to the offering as well as the risk factors concerning our business included in our Quarterly Report on Form 10-Q for the three months ended June 30, 2019, in addition to the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding to invest in the Notes. See “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus for discussions of our other filings.

The Notes will be unsecured and subordinated to any future senior indebtedness.

The Notes will be subordinated obligations of Pinnacle Financial Partners, Inc. Accordingly, they will be junior in right of payment to any existing and all future senior indebtedness, and in certain events of insolvency, to other financial obligations as described in “Description of the Notes” in this prospectus supplement. Our senior indebtedness includes all indebtedness, except indebtedness that is expressly subordinated to or ranked pari passu with the Notes, subject to certain exceptions. The Notes will rank equally with all other unsecured subordinated indebtedness of Pinnacle Financial Partners, Inc. issued in the future under the Indenture. In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations, including deposits, of our subsidiaries, including Pinnacle Bank. As of June 30, 2019, on a consolidated basis, our liabilities totaled approximately $22.36 billion, which includes approximately $19.45 billion of deposit liabilities, approximately $2.91 billion of other borrowings, which include $1.96 billion of Federal Home Loan Bank advances, approximately $209.0 million of subordinated notes issued by Pinnacle Financial (or bank holding companies that have been merged with and into Pinnacle Financial), $130.0 million of subordinated notes issued by Pinnacle Bank and $133.0 million of trust preferred securities and accompanying junior subordinated debentures, and approximately $490.0 million of other liabilities. Except for approximately $133.0 million of junior subordinated debentures and associated trust preferred securities (which rank junior in right of payment and upon liquidation to the Notes) and approximately $209.0 million of subordinated notes (which rank equal in right of payment and upon liquidation to the Notes) issued by Pinnacle Financial (or bank holding companies that have been merged with and into Pinnacle Financial) all of these liabilities are contractually or structurally senior to the Notes. Pinnacle Financial also has a $75.0 million revolving credit facility with U.S. Bank, National Association which had no amounts outstanding as of June 30, 2019. Any borrowings under the revolving credit facility would rank senior to the Notes.

In addition, the Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The Indenture governing the Notes does not limit the amount of senior indebtedness and other financial obligations or secured obligations that we or our subsidiaries may incur.

As a result of the subordination provisions described above, holders of the Notes may not be fully repaid in the event of our bankruptcy, liquidation or reorganization.

The Notes will not be insured or guaranteed by the FDIC, any other governmental agency or any of our subsidiaries. The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets.

The Notes are not bank deposits and are not insured or guaranteed by the FDIC or any other governmental agency. The Notes will be obligations of Pinnacle Financial Partners, Inc. only and will not be obligations of, or guaranteed by, any of our subsidiaries, including Pinnacle Bank. The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of Pinnacle Bank, its depositors) generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets. Even if we become a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to that held by us, and our rights could otherwise be subordinated to the rights of other creditors and depositors of that subsidiary. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make interest and principal payments on the Notes.

The Indenture governing the Notes does not contain any limitations on our ability to incur additional indebtedness, grant or incur a lien on our assets, sell or otherwise dispose of assets, pay dividends or repurchase our capital stock.

Neither we nor any of our subsidiaries is restricted from incurring additional indebtedness or other liabilities, including additional senior or subordinated indebtedness, under the Indenture governing the terms of the Notes. If we incur additional indebtedness or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect that we will from time to time incur additional indebtedness and other liabilities. In addition, we are not restricted under the Indenture governing the Notes from granting or incurring a lien on any of our assets, selling or otherwise disposing of any of our assets, paying dividends or issuing or repurchasing our securities including our regular quarterly dividend and share repurchases pursuant to our previously announced share repurchase program.

In addition, there are no financial covenants in the Indenture governing the Notes. You are not protected under the Indenture governing the Notes in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you.

Payments on the Notes will depend on receipt of dividends and distributions from our subsidiaries.

We are a financial holding company and we conduct substantially all of our operations through subsidiaries, including Pinnacle Bank. We depend on dividends, distributions and other payments from our subsidiaries to meet our obligations, including to fund payments on the Notes, and to provide funds for payment of dividends to our shareholders, to the extent declared by our board of directors. There are various legal limitations on the extent to which Pinnacle Bank and our other subsidiaries can finance or otherwise supply funds to us (by dividend or otherwise). Pinnacle Bank is required by Tennessee law to obtain the prior approval of the Commissioner of the Tennessee Department of Financial Institutions (the “TDFI”) for payments of dividends if the total of all dividends declared by its board of directors in any calendar year will exceed (1) the total of Pinnacle Bank’s net income for that year, plus (2) Pinnacle Bank’s retained net income for the preceding two years. Under the Federal Deposit Insurance Act, an insured depository institution such as Pinnacle Bank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized.” Further, contractual or other restrictions may also limit our subsidiaries’ abilities to pay dividends or make distributions, loans or advances to us. See “Item 1—Business—Supervision and Regulation” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. For these reasons, we may not have access to any assets or cash flow of our subsidiaries to make principal or interest payments on the Notes.

We may not be able to generate sufficient cash to service all of our debt, including the Notes.

Our ability to make scheduled payments of principal and interest, or to satisfy our obligations in respect of our debt or to refinance our debt, will depend on our future performance of our operating subsidiaries. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, limiting distributions to us from Pinnacle Bank and required capital levels with respect to Pinnacle Bank and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. Our subsidiaries may not be able to generate sufficient cash flows from operations, or we may be unable to obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed (including, without limitation, upon commencement of the floating rate period) on commercially reasonable terms or at all.

Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding.

As a financial holding company, our ability to pay the principal of, and interest on, the Notes is subject to the rules and guidelines of the Federal Reserve regarding capital adequacy. We intend to treat the Notes as “Tier 2 capital” under these rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments, such as the Notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and the Federal Reserve regulations, as a bank holding company, we are required to act as a source of financial and managerial strength to Pinnacle Bank and commit resources to its support, including the guarantee of its capital plans if it is undercapitalized. Such support may be required at times when we may not otherwise be inclined or able to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the Notes on one or more of the scheduled interest payment dates, or at any other time, or the principal of the Notes at the maturity of the Notes.

If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed, and would be required to cure, immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of Pinnacle Bank, and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

Holders of the Notes will have limited rights, including limited rights of acceleration, if there is an event of default.

Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving us or Pinnacle Bank. There is no automatic acceleration, or right of acceleration, in the case of default in the payment of principal of or interest on the Notes, or in the performance of any of our other obligations under the Notes or the Indenture governing the Notes. Our regulators can, in the event we or Pinnacle Bank become subject to an enforcement action, prohibit Pinnacle Bank from paying dividends to us, and prevent our payment of interest or principal on the Notes and any dividends on our capital stock, but such limits will not permit acceleration of the Notes. See “Description of the Notes——Defaults; Events of Default; Limited Rights of Acceleration” in this prospectus supplement.

An active trading market for the Notes may not develop.

The Notes constitute a new issue of securities for which there is no existing trading market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the Notes will develop, the ability of holders of the Notes to sell their Notes or the prices at which holders may be able to sell their Notes. The underwriters have advised us that they currently intend to make a secondary market in the Notes. The underwriters, however, are not obligated to do so, and any market-making with respect to the Notes may be discontinued at any time without notice. You should also be aware that there may be a limited number of buyers when you decide to sell your Notes. This may affect the price you receive for your Notes or your ability to sell your Notes at all.

Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk. In addition, should the calculation agent determine that a Benchmark Transition Event and its related Benchmark Replacement Date has occurred and the interest rate payable on the Notes become linked to SOFR, market terms for such SOFR-linked securities, such as the spread over the base rate reflected in the floating interest rate provisions, may evolve over time, and as a result, trading prices of the Notes may be lower than those of later-issued securities that are linked to SOFR either at issuance or, as is the case with the Notes, upon the occurrence of some Benchmark Transition Event and its related Benchmark Replacement Date.

If a trading market for the Notes develops, changes in the debt markets, among others, could adversely affect your ability to liquidate your investment in the Notes and the market price of the Notes.

Many factors could affect the trading market for, and the trading value of, the Notes. These factors include: the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the Notes; the time remaining to the maturity of the Notes; the ranking of the Notes; the redemption features of the Notes; the outstanding amount of subordinated notes with terms identical to the Notes offered hereby; the prevailing interest rates being paid by other companies similar to us; changes in United States interest rates; whether the ratings on the Notes or us provided by any rating agency have changed; our financial condition, financial performance and future prospects; the level, direction and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; and geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could adversely affect the trading market (if any) for, and the market price of, the Notes.

Because the Notes may be redeemed at our option under certain circumstances prior to their maturity, if we elect to redeem all or any portion of the Notes, you may be subject to reinvestment risk.

On or after September 15, 2024, we may, at our option, redeem the Notes in whole or in part. In addition, we may also redeem the Notes prior to maturity, at our option, in whole but not in part, if (i) an amendment or change or prospective amendment or change in law occurs, or an administrative or judicial action is announced or taken or there is an amendment to or change in any official position or interpretation with respect to, an administrative or judicial action or a law or regulation that differs from the previously generally accepted position or interpretation, in each case that, as a result of which, there is more than an insubstantial risk that interest payable by us on the Notes will not be deductible by us, in whole or in part, for United States federal income tax purposes, (ii) a subsequent event occurs that, as a result of which, there is more than an insubstantial risk that we would not be entitled to treat the Notes as Tier 2 capital for regulatory capital purposes, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended. The redemption price for any redemption is 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to but excluding the date of redemption. Any early redemption of the Notes will be subject to the receipt of the approval of the Federal Reserve, to the extent then required under applicable laws or regulations, including capital regulations. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the Notes by reducing the term of the investment. Under current regulatory capital guidelines, the aggregate principal amount of the Notes that will count as Tier 2 capital will be reduced by 20% in each of the last five years prior to the maturity date of the Notes. As a result, Pinnacle Financial may be more likely to redeem the Notes prior to their maturity date. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Notes. See “Description of the Notes—Redemption” in this prospectus supplement.

We may elect to redeem the Notes on or after the date on which they become redeemable at our option; however, investors should not expect us to make such election on such date when the Notes are first redeemable. Under Federal Reserve regulations, unless the Federal Reserve authorizes us in writing to do otherwise, we may not redeem the Notes unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that, following redemption, we will continue to hold capital commensurate with our risk.

The amount of interest payable on the Notes will vary after September 15, 2024.

As the interest rate of the Notes will be calculated based on the then-current three-month LIBOR, subject to the provisions set forth under “Description of the Notes—Interest”, from September 15, 2024 through the maturity date and three-month LIBOR will be a floating rate reset for each interest rate period, the interest rate on the Notes will vary after September 15, 2024. From, and including the date of issuance to, but excluding September 15, 2024, the Notes will bear interest at an initial rate of 4.125% per annum. Thereafter, the Notes will bear interest at a floating rate equal to the then-current three-month LIBOR, plus 277.5 basis points for each quarterly interest period during the floating rate period. The per annum interest rate that is determined at the reference time for each interest period will apply to the entire quarterly interest period following such determination date even if the benchmark rate increases during that period. In the event that the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date has occurred, the interest rate payable on the Notes will transition to an alternative benchmark rate (which is currently expected to be a forward-looking term rate for a tenor of three months that will be based on SOFR (“Term SOFR”)).

Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the Notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

Our published credit ratings may not reflect all risks of an investment in the Notes, and changes in our published credit ratings may adversely affect your investment in the Notes.

The published credit ratings of us or our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The published credit ratings assigned to the Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the Notes. In addition, any real or anticipated changes in our published credit ratings will generally affect the trading market for, or the trading value of, the Notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in the Notes in light of your particular circumstances.

Pinnacle Bank may use a portion of the net proceeds from this offering to repay outstanding indebtedness for which it has not yet sought regulatory permission to redeem and that is not yet redeemable.

Pinnacle Bank’s $130.0 million in aggregate principal amount of subordinated notes become eligible for redemption, at Pinnacle Bank’s option, beginning on July 30, 2020. The Notes we are offering pursuant to this prospectus supplement are structurally subordinated to these subordinated notes of Pinnacle Bank. To the extent that we contribute a sufficient amount of the net proceeds from this offering to Pinnacle Bank, it may utilize those net proceeds to redeem all or a portion of these subordinated notes. To do so, however, it must receive the prior approval of the FDIC and TDFI, which Pinnacle Bank has not sought as of the date hereof. In the event that we do not receive the required regulatory approvals or permissions necessary for Pinnacle Bank to redeem these subordinated notes, or Pinnacle Bank decides not to redeem the notes when they become redeemable, or at all, prior to the maturity date, as Pinnacle Bank may do in its sole discretion, the indebtedness represented by such notes would remain outstanding and the Notes would continue to be structurally subordinated to this bank-level indebtedness. Conversely, if we do contribute a sufficient amount of the net proceeds from this offering to Pinnacle Bank to allow it to redeem the subordinated notes it has issued and Pinnacle Bank receives all required approvals necessary to redeem those notes, any redemption of those notes would reduce the capital levels of Pinnacle Bank by an amount equal to the amount necessary to redeem those notes.

Uncertainty relating to the calculation of London Interbank Offered Rate (“LIBOR”) and other reference rates and their potential discontinuance may materially adversely affect the value of the Notes.

National and international regulators and law enforcement agencies have conducted investigations into a number of rates or indices which are deemed to be “reference rates.” Actions by such regulators and law enforcement agencies may result in changes to the manner in which certain reference rates are determined, their discontinuance, or the establishment of alternative reference rates. In particular, on July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It appears highly likely that LIBOR will be discontinued or modified by 2021, which is prior to the maturity date of the Notes and the first day of the floating rate period.

If it is determined that LIBOR has been discontinued and a Benchmark Transition Event and its related Benchmark Replacement Date as described in “Description of Notes—Interest” has occurred, the interest rate payable on the Notes will transition to an alternative benchmark rate (which is currently expected to be Term SOFR). Any of the specified methods of determining the alternative benchmark rates or the permitted adjustments to such rates may result in interest payments on the Notes that are lower than or that do not otherwise correlate over time with the interest payments that would have otherwise been made on the Notes if LIBOR continued to be available.

Because the interest rate payable on the Notes during the floating rate period could be linked to Term SOFR if a Benchmark Transition Event and its related Benchmark Replacement Date occurs, the failure of Term SOFR to be developed or changes in SOFR could adversely affect holders of the Notes.

Because SOFR is published by Federal Reserve Bank of New York (“FRBNY”) based on data received from other sources, we have no control over its determination, calculation or publication. There can be no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which SOFR is calculated is changed, that change may result in a reduction in the amount of interest that accrues on the Notes during the floating rate period after a Benchmark Transition Event and its related Benchmark Replacement Date, which may adversely affect the trading prices of the Notes. Further, if the benchmark rate on the Notes during the floating rate period on any determination date declines to zero or becomes negative, the interest rate will be deemed to equal zero and interest for the relevant interest period will only accrue on the Notes based on the amount of the spread. In addition, once the benchmark rate for the Notes for each interest period during the floating rate period is determined by the calculation agent on the determination date, interest on the Notes shall accrue at such benchmark rate for the applicable interest period and will not be subject to change during such interest period.

Under the terms of the Notes, the first Benchmark Replacement that could be utilized to calculate the interest rate following determination that a Benchmark Transition Event and its related Benchmark Replacement Date has occurred with respect to three-month LIBOR is Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR. Term SOFR does not currently exist and is currently being developed under the sponsorship of the Alternative Reference Rates Committee (the “ARRC”). There is no assurance that the development of Term SOFR, or any other forward-looking term rate based on SOFR could not have a material adverse effect on the yield on, value of and market for the Notes.

SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.

In June 2017, the ARRC convened by the Federal Reserve and FRBNY announced SOFR as its recommended alternative to LIBOR. However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from LIBOR. For example, SOFR is a secured overnight rate, while LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas LIBOR is forward-looking. Because of these and other differences, there can be no assurance that SOFR will perform in the same way as LIBOR would have done at any time, and there is no guarantee that it is a comparable substitute for LIBOR.

Any failure of SOFR to gain market acceptance could adversely affect holders of the Notes.

SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a suitable substitute or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of SOFR to gain market acceptance could adversely affect the yield on, value of and market for the Notes.

Any Benchmark Replacement may not be the economic equivalent of three-month LIBOR.

Under the benchmark transition provisions of the Notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to three-month LIBOR, then the floating interest rate on the Notes for each interest period during the floating rate period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of three-month LIBOR. For example, a forward-looking term-based SOFR does not currently exist and may not be developed. The next available Benchmark Alternative to Term SOFR, Compounded SOFR (as defined below), is the compounded average of the daily SOFR calculated in arrears, while three-month LIBOR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Term SOFR or Compounded SOFR as the rate basis, and the method for calculating Term SOFR or Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.

The implementation of Benchmark Replacement Conforming Changes could adversely affect holders of the Notes.

Under the benchmark transition provisions of the Notes, if LIBOR has been discontinued or if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body, (ii) ISDA or (iii) in certain circumstances, us. In addition, the benchmark transition provisions expressly authorize us to make certain changes, which are defined in the terms of the Notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates with respect to each interest period and making interest payments. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the Notes during any interest period during the floating rate period, which could adversely affect the yield on, value of and market for the Notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current benchmark rate that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current benchmark rate that it is replacing.

Also, since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the Notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities similar to the Notes, the trading price of the Notes may be lower than those of debt securities linked to such rates that are more widely used. Debt securities indexed to SOFR (as the Notes may become) may not be able to be sold at all or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

SOFR is a relatively new market index and as the related market continues to develop, there may be an adverse effect on the return on or value of the Notes.

If a Benchmark Transition Event and its related Benchmark Replacement Date occur, then the interest rate during the floating rate period will be determined using Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date also occur with respect to the Benchmark Replacements that are linked to Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement, which is Compounded SOFR). In the following discussion of SOFR, when we refer to the Notes, we mean the Notes at any time during the floating rate period when the interest rate on the Notes is or will be determined based on SOFR, including Term SOFR.

SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of DTC. SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials”. According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. FRBNY states that it obtains information from DTC Solutions LLC, an affiliate of DTC.

FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.

FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although such historical indicative data inherently involves assumptions, estimates and approximations. Investors should not rely on such historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the yield on and value of the Notes may fluctuate more than floating rate debt securities that are linked to less volatile rates.

We or an affiliate of ours will or could have authority to make determinations and elections that could affect the return on, value of and market for the Notes.

Under the terms of the Notes, we may make certain determinations, decisions and elections with respect to the benchmark rate on the Notes during the floating rate period, including any determination, decision or election required to be made by the calculation agent that the calculation agent fails to make. We will make any such determination, decision or election in our sole discretion, and any such determination, decision or election that we make could affect the amount of interest that accrues on the Notes during any interest period in the floating rate period. For example, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, then we will determine, among other things, the Benchmark Replacement Conforming Changes. Furthermore, if the calculation agent fails, when required, to make a determination that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, or fails, when required, to determine the Benchmark Replacement and Benchmark Replacement Adjustment, then we will make those determinations in our sole discretion. Furthermore, we or an affiliate of ours may assume the duties of calculation agent. Any exercise of discretion by us under the terms of the Notes, including any discretion exercised by us or by an affiliate acting as calculation agent, could present a conflict of interest. In making the required determinations, decisions and elections, we or an affiliate of ours acting as calculation agent may have economic interests that are adverse to the interest of the holders of the Notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the Notes. All determinations, decisions or elections by us, or by us or an affiliate acting as calculation agent, under the terms of the Notes will be conclusive and binding absent manifest error.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of the Notes will be approximately $296.5 million after deducting the underwriting discount and our estimated offering expenses. We intend to use approximately $218.8 million of the net proceeds of this offering to redeem certain of our and Pinnacle Bank’s subordinated notes, including approximately $88.8 million aggregate principal amount of subordinated notes as of June 30, 2019 listed in the table below following the closing of this offering. We also presently intend to redeem $130.0 million of outstanding subordinated notes issued by Pinnacle Bank after such notes become eligible for redemption on July 30, 2020. The redemption of the $130.0 million of subordinated notes issued by Pinnacle Bank is subject to our receipt of all regulatory permissions for such redemption, which we have not yet sought, and our ultimate determination to redeem such notes after they become eligible for redemption. Pinnacle Bank is under no obligation to redeem its subordinated notes. We intend to use the remainder of the net proceeds from this offering for general corporate purposes, including providing capital to support the growth of Pinnacle Bank and our business.

The outstanding indebtedness to be repaid following the closing of this offering, for which we have received required regulatory permission to redeem, consists of approximately $88.8 million aggregate principal amount of subordinated debt as of June 30, 2019 issued by Pinnacle Financial (or bank holding companies that have been merged with and into Pinnacle Financial) with the interest rates, maturity dates and the earliest date that such indebtedness may be redeemed specified in the following table:

Subordinated indebtedness to be redeemed	Aggregate principal amount as of June 30, 2019	Current annual interest rate	Earliest date indebtedness may be redeemed
Subordinated Notes due December 29, 2024	$20,000,000	6.75%	January 1, 2020
Subordinated Notes due October 1, 2024	$60,000,000	5.50%	October 1, 2019(1)
Subordinated Note due October 15, 2023	$8,840,000	7.23%	(2)

(1)

Though these notes first become eligible for redemption on October 1, 2019 we do not anticipate that the redemption of these notes will be effective prior to the January 1, 2020 interest payment date because of our obligation to provide advance notice of any such redemption.

(2)	Currently redeemable.

CAPITALIZATION

The following table sets forth our capitalization, on a consolidated basis, as of June 30, 2019 on an actual basis and on an adjusted basis to give effect to the sale of the Notes offered hereby and the use of approximately $88.8 million of the net proceeds of this offering following this closing to redeem subordinated notes with an aggregate outstanding principal amount of $88.8 million as of June 30, 2019 as set forth under “Use of Proceeds” above.

This information should be read together with the financial and other data in this prospectus supplement as well as the unaudited consolidated financial statements and related notes and Management’s Discussion and Analysis of Financial Conditions and Results of Operations in our annual report on Form 10-K for the year ended December 31, 2018 and our quarterly report on Form 10-Q for the quarter ended June 30, 2019, which are incorporated by reference into this prospectus supplement.

	As of June 30, 2019
(Dollars In Thousands) (Unaudited)	Actual	As Adjusted for this Offering(3)
Cash and Cash Equivalents	$627,587	$835,247
Liabilities:
Deposits:
Noninterest-bearing	4,493,419	4,493,419
Interest bearing	3,129,941	3,129,941
Savings and money market accounts	7,547,166	7,547,166
Time deposits	4,278,857	4,278,857

Total deposits	19,449,383	19,449,383

Securities sold under agreements to repurchase	154,169	154,169
Federal Home Loan Bank advances	1,960,062	1,960,062
Senior revolving credit facility(1)	---	---
Subordinated notes	339,334	546,994
Junior subordinated debentures	124,904	124,904
Accrued interest payable and other liabilities	336,142	336,142

Total liabilities	$22,363,994	$22,571,654
Stockholders’ Equity:
Preferred stock, no par value; 10 million shares authorized:
No shares issued and outstanding	---	---
Common Stock, par value $1.00; 180 million shares authorized; 76.9 million shares issued and outstanding	76,929	76,929
Additional paid-in capital	3,076,486	3,076,486
Retained earnings	1,002,434	1,002,434
Accumulated other comprehensive income (loss)	20,512	20,512

Total stockholders’ equity	$4,176,361	$4,176,361

Total liabilities and stockholders’ equity	$26,540,355	26,748,015

Capital Ratios:(2)
Total capital to risk weighted assets	12.0%	12.9%
Tier 1 capital to risk weighted assets	9.5	9.5
Common equity Tier 1 capital to risk weighted assets	9.5	9.5
Tier 1 leverage ratio	9.1	9.0

(1)	We may borrow up to $75.0 million under the senior revolving credit facility. No borrowings were outstanding under this facility as of June 30, 2019.

(2)

The as adjusted calculations for the risk-based capital ratios assume that the net proceeds from the sales of the Notes after the redemption of approximately $88.8 million aggregate principal amount of subordinated debt as of June 30, 2019 issued by Pinnacle Financial (or bank holding companies that have been merged with and into Pinnacle Financial) following the closing of the offering are contributed to Pinnacle Bank and thereafter invested in assets that carry a 0% risk weighting as of June 30, 2019. See “Use of Proceeds” section above.

(3)

The as adjusted calculations give effect to the redemption of approximately $88.8 million aggregate principal amount of subordinated debt as of June 30, 2019 issued by Pinnacle Financial (or bank holding companies that have been merged with and into Pinnacle Financial) following the closing of the offering, but do not give effect to the potential redemption of $130.0 million of outstanding subordinated notes issued by Pinnacle Bank that will become eligible for redemption beginning July 30, 2020. See “Use of Proceeds” section above.

DESCRIPTION OF THE NOTES

We will issue the Notes under a subordinated indenture between Pinnacle Financial, as the issuer, and U.S. Bank National Association, as trustee (the “Trustee”), to be dated as of September 11, 2019 (the “Base Indenture”), as supplemented by a first supplemental indenture between Pinnacle Financial and the Trustee, to be dated September 11, 2019 (the “First Supplemental Indenture”). We refer to the Base Indenture, as supplemented by the First Supplemental Indenture, as the “Indenture.” You may request a copy of the Indenture from us as described under “Where You Can Find More Information.” We have summarized the material terms of the Indenture and the Notes below, but the summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture and the Notes. The following description of the terms of the Indenture and the Notes supplements and, to the extent inconsistent therewith, replaces and supersedes the description of the general terms and provisions of the subordinated debt securities in the accompanying prospectus.

You should read the Indenture and the Notes because they, and not this description, define your rights as holders of the Notes. For purposes of this section, references to “Pinnacle Financial”, “we”, “us” and “our” include only Pinnacle Financial Partners, Inc. and not any of its subsidiaries.

General

The Notes will be unsecured and subordinated obligations of Pinnacle Financial and will be issued as a series of the debt securities under the Indenture in an initial aggregate principal amount of $300,000,000. The Notes are not guaranteed by any of our subsidiaries or affiliates, including Pinnacle Bank, or any other person. We may, from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes ranking equally with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes); provided however, that a separate CUSIP number will be issued for any such additional notes unless such additional notes are fungible with the Notes for U.S. federal income tax purposes, subject to the procedures of DTC.

The Notes will mature on September 15, 2029 (the “Maturity Date”), unless previously redeemed or otherwise subject to acceleration. Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency. See “—Defaults; Events of Default; Limited Rights of Acceleration”.

Beginning with the interest payment date of September 15, 2024, and on any interest payment date thereafter, we may, at our option, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve (“Federal Reserve Approval”), redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to, but excluding, the redemption date. The Notes may not be redeemed by us prior to September 15, 2024, except that we may, at our option, subject to Federal Reserve Approval to the extent then required, redeem the Notes in whole, but not in part, prior to maturity or an earlier date after which we may redeem the Notes upon the occurrence of a “Tax Event” or a “Tier 2 Capital Event” (as such terms are defined in the Indenture) or if we are required to register as an investment company pursuant to the Investment Company Act of 1940, as amended, in each case, at a price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to, but excluding, the redemption date. Any partial redemption will be made in accordance with the applicable procedures of DTC. See “—Redemption”.

The Notes are not convertible into, or exchangeable for, equity securities, other securities or assets of Pinnacle Financial or its subsidiaries. There is no sinking fund for the Notes. Except as described below under “—Clearance and Settlement,” the Notes will be represented by one or more global certificates deposited with or on behalf of DTC and registered in the name of Cede & Co. or other nominee of DTC. The Notes will be issued and may be transferred only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof in book-entry form only. See “—Clearance and Settlement”.

As a financial holding company, our ability to make payments on the Notes will depend primarily on the receipt of dividends and other distributions from Pinnacle Bank. There are various regulatory restrictions on the ability of Pinnacle Bank to pay dividends or make other distributions to us. See “Risk Factors—Payment on the Notes will depend on receipt of distributions and dividends by us from our subsidiaries” and “Risk Factors— Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding” in this prospectus supplement.

Delivery of reports, information and documents (including, without limitation, reports contemplated in this section) to the Trustee is for information purposes only, and the Trustee’s receipt thereof shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including our compliance with covenants under the Indenture, Notes, and guarantees (if any), as to which the Trustee is entitled to rely exclusively on officers’ certificates.

No recourse will be available for the payment of principal of, or interest on, any Note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, officer or director, as such, past, present or future, of Pinnacle Financial or any successor entity. Neither the Indenture nor the Notes contain any covenants or restrictions restricting the incurrence of debt, deposits or other liability by us or by our subsidiaries. The Indenture and the Notes contain no financial covenants and do not restrict us from paying dividends, selling assets, making investments or issuing or repurchasing other securities, and do not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our or our subsidiaries’ credit quality.

The Notes are not savings accounts, deposits or other obligations of Pinnacle Bank or any of our non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or public or private insurer. The Notes are solely obligations of Pinnacle Financial and are neither obligations of, nor guaranteed by, any of our subsidiaries.

Interest

The Notes will bear interest (a) at an initial rate of 4.125% per annum, payable semi-annually in arrears on March 15 and September 15 of each year (each, a “fixed rate interest payment date”), commencing on March 15, 2020, from and including the date of issuance to, but excluding, September 15, 2024 (the “fixed rate period”), or earlier redemption, and (b) thereafter and to, but excluding, the Maturity Date or the date of earlier redemption (the “floating rate period”), at a floating per annum rate equal to the then-current three-month LIBOR plus 277.5 basis points for each quarterly interest period during the floating rate period, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, a “floating rate interest payment date,” and together with the fixed rate interest payment dates, the “interest payment dates”), commencing on September 15, 2024. Notwithstanding the foregoing, if three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero.

“Three-month LIBOR” means, for any interest period during the floating rate period, as follows:

(i) The offered rate for deposits in U.S. dollars having an index maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on the LIBOR Determination Date related to such interest period. If no such rate so appears, Three-month LIBOR on such LIBOR Determination Date will be determined in accordance with provision described in clause (ii) below.

(ii) With respect to a LIBOR Determination Date on which no rate is displayed on the Designated LIBOR Page as specified in clause (i) above, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters for the offering of the Notes) in the London interbank market, as selected by us, and whose name and contact information shall be provided by us in writing to the calculation agent, to provide the calculation agent with its offered quotation for deposits in U.S.

dollars having an index maturity of three months, commencing on the first day of the related interest period, to prime banks in the London interbank market as of 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time. If at least two such quotations are so provided, then Three-month LIBOR on such LIBOR Determination Date will be the arithmetic mean calculated by the calculation agent of such quotations. If fewer than two such quotations are so provided, then Three-month LIBOR on such LIBOR Determination Date will be the arithmetic mean calculated by the calculation agent of the rates quoted at approximately 11:00 a.m., in New York City, on such LIBOR Determination Date by three major banks (which may include affiliates of the underwriters for the offering of the Notes) in New York City selected by us, and whose name and contact information shall be provided by us in writing to the calculation agent, for loans in U.S. dollars to leading European banks, having an index maturity of three months and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected by us are not quoting as mentioned in this sentence, but a Benchmark Transition Event (as defined below) has not occurred, Three-month LIBOR for the upcoming interest period to which the LIBOR Determination Date relates shall be Three month-LIBOR as in effect in the current interest period or, in the case of the first interest period in the floating rate period, the most recent Three-month LIBOR that can be determined by reference to the Designated LIBOR Page.

The establishment of Three-month LIBOR for each interest period in the floating rate period by the calculation agent shall (in the absence of manifest error) be final and binding. Upon prior written request from any holder of the Notes, the calculation agent will provide the interest rate in effect on the Notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period. All percentages used in or resulting from any calculation of Three-month LIBOR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Designated LIBOR Page” means the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates for U.S. dollars.

“London Banking Day” means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London.

“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of each applicable interest period commencing on the first floating rate interest payment date.

Notwithstanding the foregoing paragraph, if the calculation agent determines on or prior to the relevant LIBOR Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to three-month LIBOR, then the provisions set forth below under the heading “Effect of Benchmark Transition Event”, which we refer to as the benchmark transition provisions, will thereafter apply to all determinations of the rate of interest payable on the Notes during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period on the Notes will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) plus 277.5 basis points.

Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months to, but excluding, September 15, 2024, and thereafter on the basis of a 360-day year and on the basis of the actual number of days elapsed. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Interest on the Notes, subject to certain exceptions, will accrue during the applicable interest period. When we use the term “interest period”, we mean the period from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of the Notes to, but excluding, the applicable interest payment date or the Maturity Date or date of earlier redemption, if applicable. If an interest payment date in respect of a fixed rate period or the Maturity Date falls on a day that is not a business day, the interest payment or the payment of principal and interest at maturity will be paid on the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Notes will not be entitled to any further interest or other payments. In the event that a floating rate interest payment date falls on a day that is not a business day, then such floating rate interest payment date will be postponed to the next succeeding business day unless such day falls in the next succeeding calendar month, in which case such floating rate interest payment date will be accelerated to the immediately preceding business day, and, in each such case, the amounts payable on such business day will include interest accrued to, but excluding, such business day.

Interest on each Note will be payable to the person in whose name such Note is registered at the close of business on the 15th day immediately preceding the applicable interest payment date, whether or not such day is a business day. Any interest which is payable, but is not punctually paid or duly provided for, on any interest payment date shall cease to be payable to the holder on the relevant record date by virtue of having been a holder on such date, and such defaulted interest may be paid by us to the person in whose name the Notes are registered at the close of business on a special record date for the payment of defaulted interest. However, interest that is paid on the Maturity Date will be paid to the person to whom the principal will be payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars at the office of the principal paying agent or, at our option in the event the Notes are not represented by Global Notes (as defined below), by check mailed to the address of the person specified for payment in the preceding sentences.

When we use the term “business day,” we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or any place of payment are authorized or required by law, regulation or executive order to close.

Ranking; Subordination

The Notes will be unsecured, subordinated obligations of Pinnacle Financial. The Notes will rank equal in right of payment and upon our liquidation with any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes and senior in right of payment and upon our liquidation to our existing junior subordinated debentures (as identified in the section titled “Capitalization”) and any of our future indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to note indebtedness such as the Notes. Our obligation to make any payment on account of the Notes will be subordinated and junior to our Senior Debt (as defined in the Indenture and described below).

The Notes will not be guaranteed by any of our subsidiaries, including Pinnacle Bank, which is our principal subsidiary. The Notes will be effectively subordinated to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to the existing and future indebtedness of our subsidiaries, including without limitation Pinnacle Bank’s depositors, liabilities to general creditors and liabilities arising in the ordinary course of business or otherwise, which means that such creditors generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets.

The Indenture and the Notes do not limit the amount of Senior Debt, secured indebtedness, or other liabilities having priority over, or ranking equally with, the Notes that we or our subsidiaries may hereafter incur. As of June 30, 2019, on a consolidated basis, our liabilities totaled approximately $22.36 billion, which includes approximately $19.45 billion of deposit liabilities, approximately $2.96 billion of other borrowings, which include $1.96 billion of Federal Home Loan Bank advances, approximately $209.0 million of subordinated notes issued by Pinnacle Financial (or bank or financial holding companies that have been merged with and into Pinnacle Financial), $130.0 million of subordinated notes issued by Pinnacle Bank, $133.0 million of trust preferred securities and accompanying junior subordinated debentures, and approximately $490.0 million of other liabilities. Except for approximately $133.0 million of junior subordinated debentures and trust preferred securities (which rank junior in right of payment and upon liquidation to the Notes) and approximately $209.0 million of subordinated notes (which rank equal in right of payment and upon liquidation to the Notes) issued by Pinnacle Financial (or bank holding companies that have been merged with and into Pinnacle Financial) all of these liabilities are contractually or structurally senior to the Notes. Pinnacle Financial also has a $75.0 million revolving credit facility which had no amounts outstanding as of June 30, 2019. Any borrowings under the revolving credit facility would rank senior to the Notes.

“Senior Debt” means, without duplication, the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Pinnacle Financial, whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of Pinnacle Financial, whether any such indebtedness exists as of the date of the Indenture or is created, incurred or assumed after such date:

•	all obligations for borrowed money;

•	all obligations evidenced by debentures, notes, debt securities or other similar instruments;

•	all obligations in respect of letters of credit, security purchase facilities or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto);

•	all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

•

indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by Pinnacle Financial but excluding any obligations of Pinnacle Financial which are treated as capitalized leases under GAAP;

•

obligations associated with derivative products including, but not limited to, interest rate and currency future or exchange contracts, foreign exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, options, interest rate future or option contracts, commodity contracts, and similar arrangements;

•	purchase money and similar obligations (including any obligations of Pinnacle Financial which are treated as capitalized leases under GAAP);

•	obligations to general creditors of Pinnacle Financial;

•

a deferred obligation of, or any such obligation, directly or indirectly guaranteed by, Pinnacle Financial which obligation is incurred in connection with the acquisition of any business, properties or assets not evidenced by a note or similar instrument given in connection therewith;

•	interest or obligations in respect of any of the foregoing accruing after the commencement of insolvency or bankruptcy proceedings;

•

all obligations of the type referred to in the foregoing bullet points above of other persons or entities for the payment of which Pinnacle Financial is responsible or liable as obligor, guarantor or otherwise, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States; and

•	any renewals, amendments, deferrals, supplements, extensions, refundings or replacements of any of the foregoing.

With respect to the Notes, Senior Debt excludes:

•

any such indebtedness, obligation or liability referred to above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Notes, or ranks pari passu with the Notes;

•	any such indebtedness, obligation or liability which is subordinated to indebtedness of Pinnacle Financial to substantially the same extent as or to a greater extent than the Notes are subordinated;

•	any indebtedness to a subsidiary of Pinnacle Financial;

•	any trade account payables in the ordinary course of business; and

•	the Notes.

Notwithstanding the foregoing, and for the avoidance of doubt, if the Federal Reserve (or other competent regulatory agency or authority with jurisdiction over bank holding companies or financial holding companies) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a financial or bank holding company is to be included in its capital, then the term “general creditors” as used in the definition of  “Senior Debt” in the Indenture will have the meaning as described in that rule or interpretation.

Upon the liquidation, dissolution, winding up, or reorganization of Pinnacle Financial, Pinnacle Financial must pay to the holders of all Senior Debt the full amounts of principal of, premium, if any, interest and any other amounts owing on, that Senior Debt before any payment is made on the Notes. If, after we have made those payments on our Senior Debt there are amounts available for payment on the Notes, then we may make any payment on the Notes.

Because of the subordination provisions and the obligation to pay Senior Debt described above, in the event of insolvency of Pinnacle Financial, holders of the Notes may recover less ratably than holders of the Senior Debt and other creditors of Pinnacle Financial. With respect to the assets of a subsidiary of ours, our creditors (including holders of the Notes) are structurally subordinated to the prior claims of creditors of such subsidiary, except to the extent that we may be a creditor with recognized claims against such subsidiary.

Subject to the terms of the Indenture, if the Trustee or any holder of any of the Notes receives any payment or distribution of our assets in contravention of the subordination provisions applicable to the Notes before all Senior Debt is paid in full in cash, property or securities, including by way of set-off or any such payment or distribution that may be payable or deliverable by reason of the payment of any other of our indebtedness being subordinated to the payment of the Notes, then such payment or distribution will be held in trust for the benefit of holders of Senior Debt or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of Senior Debt of all unpaid Senior Debt.

No Additional Amounts

In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), we will not pay additional amounts with respect to such tax or assessment. For a discussion relating to certain U.S. federal income tax consequences of the ownership and disposition of the Notes, see “Certain United States Federal Income Tax Considerations”.

Defaults; Events of Default; Limited Rights of Acceleration

The Notes and Indenture provide for only limited events upon which the principal of the Notes may be accelerated. These events are:

•

a court having jurisdiction enters a decree or order for relief in respect of us or a Material Subsidiary in an involuntary case or preceding under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of us or a Material Subsidiary or for any substantial part of our or its respective property, or ordering the winding-up or liquidation of our affairs shall have been entered and remained unstayed and in effect for a period of 90 consecutive days; or

•

we or a Material Subsidiary commence a voluntary case under any applicable bankruptcy, insolvency or other similar law, or consent to the entry of a decree or order for relief in an involuntary case or proceeding under any such law, or the consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of us or a Material Subsidiary or of any substantial part of our or its respective property, or the making by us or a Material Subsidiary of a general assignment for the benefit of creditors.

A Material Subsidiary means Pinnacle Bank or any successor thereof or any of our subsidiaries that is a depository institution and that has consolidated assets equal to 80% or more of our consolidated assets.

If any of the foregoing occurs and is continuing, the principal, premium, if any, and interest in respect of the Notes shall automatically, and without any declaration or other action on the part of the Trustee or any holder of the Notes, become immediately due and payable.

The Notes and Indenture provide for a limited number of other events of default, which do not permit acceleration of the payment of principal, premium, if any, and interest in respect of the Notes, including:

•	our default in the payment of any interest upon the Notes, when such interest becomes due and payable, and continuance of such default for a period of 30 days;

•	our default in the payment of the principal of (or premium, if any) on the Notes with respect to any of the Notes when due, either at maturity, upon redemption, by declaration or otherwise; or

•

our default in the performance, or breach, of any covenant or agreement in the Indenture applicable to us, and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to us by the Trustee or to us and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture.

There is no right of acceleration in the case of a default in the payment of principal of or interest on the Notes or in our nonperformance of any other obligation under the Notes or the Indenture.

If we default in our obligation to pay any interest on the Notes when due and payable and such default continues for a period of 30 days, or if we default in our obligation to pay the principal of (or premium, if any) with respect to any of the Notes when due, either at maturity, upon redemption, by declaration or otherwise, or if we breach any covenant or agreement contained in the Indenture and such breach continues for a period of 90 days after the date on which written notice specifying such failure and requiring us to remedy the same shall have been given to us, then the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Notes of the performance of any covenant or agreement in the Indenture.

The Indenture provides that, subject to the duty of the Trustee upon the occurrence of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes unless such holders shall have offered to the Trustee reasonable indemnity or security against the costs, expenses and liabilities which may be incurred by it in complying with such request or direction.

Subject to certain provisions, the holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines may be unjustly prejudicial to the holders of the Notes not joining in the direction or that may involve the Trustee in personal liability. In addition, the Trustee may take any other action it deems proper consistent with any such direction received from the holders of the Notes.

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	such holder has previously given written notice to the Trustee of a continuing event of default with respect to the Notes;

•

the holders of not less than 25% in aggregate principal amount of the outstanding Notes have made written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee under the Indenture;

•

such holder or holders have offered to the Trustee security and indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the Trustee for 60 days after its receipt of such notice, request and offer of security and indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.

In any event, the Indenture provides that no one or more of such holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such holders, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all holders of Notes.

The Indenture requires the Trustee to notify the holders of the Notes regarding the existence of any default, unless the default has been cured or waived. In addition, in the case of a default in payment of principal of or interest on any Note, the Trustee may withhold notice of a default if and so long as responsible officers of the Trustee in good faith determine that withholding the notice is in the interests of the holders of the Notes. For purposes of these requirements, a “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the Indenture with respect to the Notes.

We are required to deliver to the Trustee, within 120 days after the end of our fiscal year, commencing in the year during which the Notes are issued under an Indenture, a written statement from our applicable officers regarding whether we have fulfilled all of our obligations under the Indenture throughout the year and specifying any known default and its status.

Redemption

We may, at our option, beginning with the interest payment date of September 15, 2024, but not prior thereto (except upon the occurrence of certain events specified below), and on any interest payment date thereafter, redeem the Notes, in whole or in part, from time to time, subject to obtaining the Federal Reserve Approval to the extent such approval is then required under the rules of the Federal Reserve, at a price equal to 100% of the principal amount of the Notes being redeemed plus interest that is accrued and unpaid to but excluding the date of redemption.

The Notes may not otherwise be redeemed prior to the Maturity Date, except that we may also, at our option, redeem the Notes, in whole, but not in part, subject to obtaining the Federal Reserve Approval to the extent such approval is then required under the rules of the Federal Reserve, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus interest that is accrued and unpaid to but excluding the date of redemption, at any time, including before September 15, 2024, upon the occurrence of:

•

a “Tax Event,” defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the

United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which change or amendment or challenge becomes effective or which pronouncement, decision or challenge is announced on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by us on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes;

•

a “Tier 2 Capital Event,” defined in the Indenture to mean our reasonable determination that, as a result of (a) any amendment to, or change in, the laws, rules, regulations, policies or guidelines of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Notes, (b) any proposed change in those laws, rules, regulations, policies or guidelines that is announced or becomes effective after the initial issuance of the Notes, or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines or policies with respect thereto that is announced after the original issue date of the Notes, there is more than an insubstantial risk that we will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable to us, for so long as any Notes are outstanding; or

•	Pinnacle Financial becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

In the event of any redemption of the Notes, we will deliver or cause to be delivered a notice of redemption (which notice may be conditional in our discretion on one or more conditions precedent, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked by us if we determine that such conditions will not be satisfied) to each holder of Notes not less than 30 nor more than 60 days prior to the redemption date.

Any partial redemption will be made in accordance with DTC’s applicable procedures among all of the holders of the Notes. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. The Notes are not subject to redemption or prepayment at the option of the holders.

Modification and Waiver

The Indenture provides that we and the Trustee may modify or amend the Indenture with, or, in certain cases, without the consent of the holders of a majority in principal amount of outstanding Notes; provided, that any modification or amendment may not, without the consent of the holder of each outstanding Note affected thereby:

•	change the stated maturity date of the principal of (or premium, if any), or any installment of principal or interest on, the Notes;

•	reduce the principal amount thereof or the rate or amount of interest thereon;

•

change any place of payment where, or the currency or currencies, currency unit or units or composite currency or currencies in which, the principal of the Notes or any redemption payment or the interest thereon is payable;

•	impair the right to institute suit for the enforcement of any required payment on the Notes on or after the Maturity Date;

•	modify the subordination provisions in a manner adverse to the holders of the Notes;

•	change or waive the redemption provisions of the Notes or decrease the redemption payment or premiums, if any, or change the dates of redemption upon which Notes may be redeemed; or

•

reduce the percentage in principal amount of the outstanding Notes, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver with respect thereto (or compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture.

In addition, the holders of a majority in principal amount of the outstanding Notes may, on behalf of all holders of Notes, waive compliance by us with certain terms, conditions and provisions of the Indenture, as well as any past default and/or the consequences of default, other than any default in the payment of principal or interest or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Note.

In addition, we and the Trustee may modify and amend the Indenture without the consent of any holders of Notes for any of the following purposes:

•

to evidence the succession of another person to Pinnacle Financial as obligor under the Indenture, and the assumption by any such successor of the covenants of Pinnacle Financial contained in the Indenture and in the Notes;

•	to add to the covenants of Pinnacle Financial for the benefit of the holders of the Notes or to surrender any right or power conferred upon Pinnacle Financial in the Indenture;

•

to add any additional events of default for the benefit of the holders of the Notes; provided, however, that in respect of any such additional events of default such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the Trustee or the holder of the Notes upon such default or may limit the right of the holders of a majority in aggregate principal amount of the Notes which such additional events of default apply to waive such default;

•

to add to or change any of the provisions of the Indenture to provide that Bearer Securities (as defined in the Indenture) may be registrable as to principal, to change or eliminate any restrictions on the payment of principal of or any premium (if any) or interest on Bearer Securities, to permit Bearer Securities to be issued in exchange for Registered Securities (as defined in the Indenture), to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit or facilitate the issuance of the Notes in uncertificated form, provided that any such action shall not adversely affect the interests of the holders of the Notes in any material respect as determined in good faith by our board of directors;

•	to secure the Notes;

•

to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee;

•

to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture that shall not be inconsistent with the provisions of the Indenture or to make any other changes, provided that in each case, such provisions shall not adversely affect the interests of the holders of the Notes in any material respect as determined in good faith by our board of directors;

•

to close the Indenture with respect to the authentication and delivery of additional series of the Notes or to qualify, or maintain qualification of, the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	to implement the benchmark transition provisions after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred (or in anticipation thereof);

•

to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Notes pursuant to the terms of the Indenture; provided in each case that any such action shall not adversely affect the interests of the holders of the Notes in any material respect; or

•	to conform the terms of the Indenture and the Notes to the description of the Notes contained herein.

The Trustee shall be entitled to receive an officer’s certificate and opinion of counsel stating that the execution of such supplemental indenture is authorized or permitted by the Indenture and that all conditions precedent to the execution of such supplemental indenture have been complied with.

Legal Defeasance and Covenant Defeasance

We may choose to either discharge our obligations under the Indenture and the Notes in a legal defeasance or to release ourselves from certain or all of our covenant restrictions under the Indenture and the Notes in a covenant defeasance. We may do so after we irrevocably deposit with the Trustee for the benefit of the holders of the Notes sufficient cash and/or U.S. government securities to pay the principal of (and premium, if any) and interest and any other sums due on the Maturity Date or a redemption date of the Notes. If we choose the legal defeasance option, the holders of the Notes will not be entitled to the benefits of the Indenture except for certain limited rights, including registration of transfer and exchange of Notes, replacement of lost, stolen or mutilated Notes and the right to receive payments of the principal of (and premium, if any) and interest on such Notes when such payments are due.

We may discharge our obligations under the Indenture or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the Trustee an opinion of our legal counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service (the “IRS”) or a change in the applicable federal income tax law. We may not discharge our obligations under the Indenture or release ourselves from covenant restrictions if we have certain defaults under the Indenture or the Notes on the date of deposit and, under certain circumstances, 120 days after such deposit. We may not effect a discharge if it would cause the Trustee to have a conflicting interest for purposes of the Trust Indenture Act or would result in our becoming an investment company in violation of the Investment Company Act of 1940. The discharge may not violate any of our agreements to which we are a party or by which we are bound.

Any defeasance of the Notes pursuant to the Indenture shall be subject to our obtaining the prior approval of the Federal Reserve and any additional requirements that the Federal Reserve may impose with respect to defeasance of the Notes. Notwithstanding the foregoing, if, due to a change in law, regulation or policy subsequent to the issue date of the Notes the Federal Reserve does not require that defeasance of instruments be subject to Federal Reserve approval in order for the instrument to be accorded Tier 2 capital treatment, then no such approval of the Federal Reserve will be required for such defeasance.

Satisfaction and Discharge

We may discharge our obligations under the Indenture and the Notes if: (a) all outstanding Notes have been delivered for cancellation; or (b) all outstanding Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at our option, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name and at our expense; and we, in the case of the immediately preceding clauses (b)(i), (ii) and (iii), have irrevocably deposited or caused to be deposited with the Trustee an amount sufficient to pay and discharge the principal of (and premium, if any) and interest on all outstanding Notes and any other sums due on the Maturity Date or a redemption date, to the date of such deposit (in the case of Notes that have become due and payable) or the Maturity Date or redemption date, as the case may be.

Consolidation, Merger and Sale of Assets

The Indenture provides that we may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into any other person, provided that in any such case:

•

either (a) we are the continuing entity or (b) if we consolidate with or merge with or into another person or sell, lease or convey all or substantially all of our assets to any other person, the person formed by such consolidation or into which we merge, or the person that acquires our assets, is a person organized and existing under the laws of the United States or a state thereof or the District of Columbia, and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on the Notes and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by us, by supplemental indenture reasonably satisfactory to the Trustee and executed and delivered to the Trustee by such person;

•	immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing; and

•

we have complied with our obligations to deliver certain documentation to the Trustee, including an officers’ certificate and opinion of counsel each stating that such consolidation, sale, lease, conveyance or merger complies with the Indenture.

Further Issues

If no Event of Default has occurred and is continuing with respect to the Notes, we may, from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes ranking equally with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes; provided however, that a separate CUSIP number will be issued for any such additional notes unless such additional notes are fungible with the Notes for U.S. federal income tax purposes, subject to the procedures of the DTC.

The Trustee may conclusively rely upon certificates, opinions or other documents furnished to it under the Indenture and shall have no responsibility to confirm or investigate the accuracy of mathematical calculations or other facts stated therein. The Trustee shall have no responsibility for monitoring Pinnacle Financial’s compliance with any of its covenants under the Indenture.

Effect of Benchmark Transition Event

Benchmark Replacement. If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during the floating rate period in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, we will have the right to make Benchmark Replacement Conforming Changes from time to time.

Certain Defined Terms. As used herein:

“Benchmark” means, initially, three-month LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to three-month LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the calculation agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1)	the sum of (a) Term SOFR and (b) the Benchmark Replacement Adjustment;
(2)	the sum of (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;
(3)

the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and
(5)

the sum of: (a) the alternate rate that has been selected by us or our designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and
(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period”, timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that we or our designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decide that adoption of any portion of such market practice is not administratively feasible or if we or our designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which will be compounded in arrears with a look back and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each interest period) being established by us in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(2)

if, and to the extent that, we or our designee determine that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by us or our designee giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the spread of 2.775% per annum.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is three-month LIBOR, 11:00 a.m. (London time) on the relevant LIBOR Determination Date, and (2) if the Benchmark is not three-month LIBOR, the time determined by the calculation agent in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

Determinations and Decisions

We and our designees and the calculation agent are expressly authorized to make certain determinations, decisions and elections under the terms of the Notes, including with respect to the use of any Benchmark Replacement for the floating rate period and under the benchmark transition provisions. Any determination, decision or election that may be made by us, our designees or by the calculation agent under the terms of the Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding on the holders of the Notes and the Trustee absent manifest error;

•	if made by us or our designee, will be made in our, or our designee’s, sole discretion;

•	if made by the calculation agent, will be made after consultation with us, and the calculation agent will not make any such determination, decision or election to which we reasonably object; and

•	notwithstanding anything to the contrary in the Indenture, shall become effective without consent from the holders of the Notes or the Trustee.

If the calculation agent fails to make any determination, decision or election that it is required to make under the terms of the Notes, then we will make that determination, decision or election on the same basis as described above.

Calculation Agent

We will appoint, in our sole discretion, an initial calculation agent prior to September 15, 2024. We will keep a record of such appointment at our principal offices, which will be available to any holder of the Notes upon request. In addition, we or an affiliate of ours may assume the duties of the calculation agent.

Paying Agent

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices the Notes in non-global form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the Trustee, at its principal corporate trust office at U.S. Bank National Association, Corporate Trust Services, One Federal Street, 10th Floor, Boston, MA 02110, as the paying agent for the Notes. We must notify you of changes in the paying agents.

Governing Law

The Indenture provides that the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Tier 2 Capital

The Notes are intended to qualify as Tier 2 capital under the capital adequacy rules established by the Federal Reserve for bank holding companies, as the same may be amended or supplemented from time to time. The rules set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the Notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•	be subordinated to Pinnacle Bank’s depositors and general creditors and to each of our non-bank subsidiaries’ depositors and general creditors;

•

not contain provisions permitting the holders of the Notes to accelerate payment of principal prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of a bank holding company or a major bank subsidiary;

•	be ineligible as collateral for a loan by us or a major bank subsidiary;

•

only be callable after a minimum of five years following issuance, except upon the occurrence of certain special events, including the events described above, and, in any case, subject to obtaining the prior approval of the Federal Reserve or other primary federal regulator to the extent such approval is then required under the rules of the Federal Reserve or such other regulator; and

•

unless the Federal Reserve authorizes us to do otherwise in writing, not be redeemed or repurchased unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that following redemption, we will continue to hold capital commensurate with our risk.

Clearance and Settlement

The Notes will be represented by one or more global certificates, which we refer to individually as a Global Note and collectively as the Global Notes, deposited with or on behalf of DTC and registered in the name of Cede & Co. or other nominee of DTC. The Notes will be available for purchase in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof in book-entry form only. So long as DTC or any successor depositary, which we refer to collectively as the Depositary, or its nominee is the registered owner of the Global Notes, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the Notes for all purposes of the Indenture. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may not elect to receive a certificate representing their Notes while the Notes are held by a Depositary. Investors may elect to hold interests in the Global Notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes, so long as the corresponding securities are represented by Global Notes.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others, referred to as indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the Notes will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the Global Notes and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in Global Notes:

•	will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•

will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

All redemption proceeds, distributions and interest payments on the securities represented by the Global Notes and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the issuer, the Trustee or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in Global Notes will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in Global Notes may be subject to various policies and procedures adopted by DTC from time to time. None of Pinnacle Financial, the Trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the Global Notes among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither Pinnacle Financial nor the Trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Indenture, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

Trustee

U.S. Bank National Association, will act as Trustee under the Indenture.

Notices

Any notices required to be given to the holders of the Notes will be given to the Trustee. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the applicable procedures from DTC or its designee, including by electronic mail in accordance with accepted practices at DTC.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section discusses certain United States federal income tax considerations related to the acquisition, ownership and disposition of the Notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). This section does not purport to be a complete analysis of all potential tax considerations. It is based upon the United States Internal Revenue Code of 1986, as amended, referred to herein as the Code, the Treasury Regulations promulgated under the Code, referred to herein as the Regulations, and administrative and judicial interpretations of the Code and the Regulations, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Notes.

This discussion is limited to the United States federal income tax consequences with respect to Notes that are purchased by an initial holder at their issue price, which will equal the first price at which a substantial amount of the Notes is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This section does not address the tax consequences to subsequent purchasers of the Notes.

We intend, and by acquiring any Notes each beneficial holder of a Note will agree, to treat the Notes as indebtedness for United States federal income tax purposes, and this summary assumes such treatment.

This discussion does not purport to address all aspects of United States federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, but not limited to, banks or other financial institutions; insurance companies; broker-dealers; traders in securities that elect mark-to-market treatment; regulated investment companies and real estate investment trusts; grantor trusts, S-corporations, partnerships and other pass-through entities; United States expatriates and former citizens or long-term residents of the United States; tax-exempt organizations (including retirement plans, individual retirement accounts, or other tax-deferred accounts); controlled foreign corporation; passive foreign investment companies; corporations that accumulate earnings to avoid U.S. federal income tax); U.S. Holders that have a functional currency other than the United States dollar; persons who hold Notes as part of a straddle, hedge, conversion or other integrated financial transaction, persons liable for alternative minimum tax; and persons required to accelerate the recognition of any item of gross income for United States federal income tax purposes with respect to their Notes as a result of such item of income being taken into account in an applicable financial statement).

In addition, this summary does not address United States federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or non-U.S. jurisdiction.

If a partnership holds Notes, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Notes, you should consult your own tax advisor.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

Definition of “U.S. Holder” and “Non-U.S. Holder”

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Notes that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of its substantial decisions or if a valid election to be treated as a United States person is in effect with respect to such trust. A “Non-U.S. Holder” is a beneficial owner of Notes that is neither a U.S. Holder nor an entity treated as a partnership for United States federal income tax purposes.

United States Federal Income Taxation of U.S. Holders

Payments of stated interest. Based on the interest rate characteristics of the Notes, we intend to treat the Notes as “variable rate debt instruments”, or VRDIs, for United States federal income tax purposes and this discussion assumes that this characterization will be correct. It is expected and this discussion assumes that either the issue price of the Notes will equal the stated redemption price of the Notes or the Notes will be issued with no more than a de minimis amount of original issue discount. If this is the case, stated interest on a Note will constitute “qualified stated interest” under the Regulations applicable to VRDIs and generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, depending on the holder’s applicable method of accounting for United States federal income tax reporting purposes.

Disposition of the Notes. Upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the amount realized on such disposition (not including any amount attributable to accrued but unpaid interest not previously included in income, which is treated as interest as described above) and (ii) such holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such holder, decreased by the amount of any payments, other than qualified stated interested payments, received with respect to such Note. Any gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Note is more than one year. Long-term capital gain of non-corporate U.S. Holders is generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Unearned Income Medicare Contribution Tax. Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% Medicare tax on the lesser of: (i) the U.S. Holder’s “net investment income” for the relevant taxable year (or undistributed net investment income in the case of an estate or trust), and (ii) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income, in the case of an estate or trust) for the taxable year over a certain threshold. A U.S. Holder’s net investment income generally will include its gross interest income and its net gains from the disposition of the Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates or trusts are urged to consult their own tax advisors with respect to the application of the Medicare tax to income and gains with respect to an investment in the Notes.

Backup withholding and information reporting. We generally are required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations, provided that they establish entitlement to an exemption.

In the event that a U.S. Holder subject to the reporting requirements described above fails to provide its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, backup withholding generally will apply at the applicable statutory rate to each payment on the Notes and on the proceeds from a sale of the Notes. In general, a U.S. Holder may avoid backup withholding by properly executing, under penalties of perjury, an IRS Form W-9 or suitable substitute form stating the holder’s correct taxpayer identification number and certifying that the U.S. Holder (a) is exempt from backup withholding because it is a corporation or another enumerated entity exempt from backup withholding, (b) has not been notified by the IRS that it is subject to backup withholding, or (c) has been notified by the IRS that it is no longer subject to backup withholding.

Backup withholding is not an additional tax and generally will be refunded or credited against the U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding, and the procedure for establishing such exemption, if applicable.

United States Federal Income Taxation of Non-U.S. Holders

Payments of interest. Subject to the discussion of backup withholding and FATCA below, under the “portfolio interest” exemption, payments of interest on the Notes to a Non-U.S. Holder generally will not be subject to United States federal withholding tax, provided that:

•

such payments are not effectively connected with the conduct of a United States trade or business or, in the case of a Non-U.S. Holder that qualifies under an applicable income tax treaty, is attributable to a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States;

•

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the Regulations thereunder;

•

the Non-U.S. Holder is not a controlled foreign corporation (within the meaning of Section 957(a) of the Code) that, for United States federal income tax purposes, is related (within the meaning of Section 864(d)(4) of the Code) to us;

•	the Non-U.S. Holder is not a bank that receives such interest in a transaction described in Section 881(c)(3)(A) of the Code; and

•

either (a) the beneficial owner of the Notes certifies on IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Notes on behalf of the beneficial owner certifies to us or our agent, under penalties of perjury, that a properly executed IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form) has been received from the beneficial owner by it or by any such financial institution between it and the beneficial owner and furnishes us with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exemption, payments of interest made to such Non-U.S. Holder will be subject to a 30% United States federal withholding tax (or such lower rate as specified by an applicable income tax treaty) unless the beneficial owner of the Note provides a properly executed:

•

IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable income tax treaty, or

•

IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with a United States trade or business or, if certain treaties apply, it is attributable to a permanent establishment or fixed base maintained in the United States of the beneficial owner.

Non-U.S. Holders should consult their own tax advisors about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest on the Note is effectively connected with a United States trade or business of the beneficial owner (and if required by an applicable income tax treaty, attributable to a United States permanent establishment or fixed base), the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, a corporate Non-U.S. Holder may be subject to a branch profits tax at a rate of 30% with respect to effectively connected earnings (or at such lower rate as provided by an applicable income tax treaty).

Disposition of the Notes. Except with respect to accrued and unpaid interest, a Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or other taxable disposition of a Note unless the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or such gain or income is effectively connected with a United States trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base).

A Non-U.S. Holder that recognizes gain on a sale, exchange or other taxable disposition of the Note as a result of such gains being efficiently connected with such Non-U.S. Holder’s conduct of a trade or business in the United States will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates in the same manner as if it were a U.S. Holder and, in the case of a corporate Non-U.S. Holder, in addition may be subject to the branch profits tax on its effectively connected gains at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder present for 183 or more days in the taxable year of disposition and meeting the additional requirements will be required to pay tax at a 30% rate on the gain derived from the sale, which tax may be offset by capital losses from sources in the United States recognized during the taxable year. Non-U.S. Holders should consult any applicable income tax or other treaties that may provide for different rules.

Backup withholding and information reporting. United States backup withholding will not apply to payments of interest on a Note or proceeds from the sale or other disposition of a Note payable to a Non-U.S. Holder if the certification described above under “- Payments of interest” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge that the holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting still may apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder generally will be allowed as a refund or a credit against such Non-U.S. Holder’s United States federal income tax liability if a United States federal income tax return is timely and duly filed and other applicable procedures are satisfied.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

Foreign Account Tax Compliance Act (FATCA)

The Foreign Account Tax Compliance Act (commonly referred to as “FATCA”), imposes a U.S. federal withholding tax of 30% on certain payments to “foreign financial institutions” (as specifically defined under these rules) and certain other Non-U.S. Holders that fail to comply with certain information reporting and certification requirements pertaining to their direct and indirect U.S. security holders and/or U.S. account holders. Under certain circumstances, a Non-U.S. Holder may be eligible for refunds or credits of such taxes. The IRS has issued proposed Regulations, upon which taxpayers may generally rely, that exclude gross proceeds received from the sale or other disposition of property, such as the Notes, from the application of the withholding tax imposed under FATCA. An intergovernmental agreement between the U.S. and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. Holders should consult with tax advisors regarding the possible implications of this legislation and any applicable intergovernmental agreements on investment in our Notes.

THE SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS SET FORTH ABOVE IS INTENDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON AN INVESTOR’S PARTICULAR SITUATION. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL INCOME TAX LAW, STATE, LOCAL, AND FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

BENEFIT PLAN/ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code, impose certain requirements on: (a) employee benefit plans subject to Part 4 of Subtitle B of Title I of ERISA; (b) individual retirement accounts (“IRAs”), Keogh plans or other plans and arrangements subject to Section 4975 of the Code; (c) entities (including certain insurance company general accounts) whose underlying assets include “plan assets” (as defined in U.S. Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “plan asset regulations”)) by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”); and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, not for profit, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to ERISA or Section 4975 of the Code but may be subject to other laws that are substantially similar to ERISA and Section 4975 of the Code (each, a “Similar Law”).

The following summarizes certain aspects of ERISA, the Code and Similar Laws that may affect a decision by Plans or Non-ERISA Arrangements to invest in the Notes. The following discussion is general in nature and not intended to be a complete discussion of the applicable laws pertaining to a Plan’s or Non-ERISA Arrangement’s decision to invest and is not intended to be legal advice. In addition, the following discussion is based on the applicable law and regulations in effect as of the date of this prospectus supplement, and nothing herein shall be construed as an obligation to update this summary as a result of any changes in the applicable law or regulations. Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the Notes. References herein to the purchase, holding or disposition of Notes also refer to the purchase, holding or disposition of any beneficial interest in the Notes.

Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

A Plan fiduciary should consider whether an investment in the Notes satisfies the requirements set forth in Part 4 of Subtitle B of Title I of ERISA, including the requirements that (a) the investment satisfy the prudence and diversification standards of ERISA, (b) the investment be solely in the interests of the participants and beneficiaries of the Plan, (c) the investment be permissible under the terms of the Plan’s investment policies and governing instruments and (d) the investment be for the exclusive purpose of providing benefits to the participants and beneficiaries of the Plan and defraying the reasonable expenses of administering the Plan. In determining whether an investment in the Notes is prudent for ERISA purposes, a Plan fiduciary should consider all relevant facts and circumstances, including, without limitation, the limitations imposed on transferability, whether the investment provides sufficient liquidity in light of the foreseeable needs of the Plan, the tax consequences of the investment and whether the investment is reasonably designed, as part of the Plan’s portfolio, to further the Plan’s purposes, taking into consideration the risk of loss and the opportunity for gain (or other return) associated with the investment. A fiduciary of a Non-ERISA Arrangement should consider whether an investment in the Notes satisfies its obligations under Similar Laws.

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under applicable law or an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. Nevertheless, without regard to whether the Notes may be treated as debt for ERISA purposes, we, the underwriters and our and the underwriter’s current and future affiliates may possibly be parties in interest with respect to many Plans and the purchase, holding or disposition of the Notes by or on behalf of, or with the assets of, such Plans could be considered to give rise to a non-exempt direct or indirect prohibited transaction under ERISA, Section 4975 of the Code or Similar Law. Thus, a Plan fiduciary considering an investment in securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or Similar Law.

In this regard, each prospective purchaser that is, or is acting on behalf of or with the assets of, a Plan, and proposes to purchase Notes, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23); (B) the insurance company general account exemption (PTCE 95-60); (C) the bank collective investment fund exemption (PTCE 91¬38); (D) the insurance company pooled separate account exemption (PTCE 90-1); and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of Notes, provided that neither the issuer of the Notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurances, however, that any of these statutory or class exemptions will be available with respect to transactions involving the Notes or with respect to any particular Plan.

Each purchaser or holder of a Note, and each fiduciary who causes any entity to purchase or hold a Note, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such Notes, that either: (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding Notes on behalf of or with the assets of any Plan or Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such Notes shall not constitute or result in (A) the purchase, holding or disposition of an impermissible or imprudent investment, (B) a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law; or (C) a breach of fiduciary or other duty or applicable law.

Each purchaser or holder of a Note will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Note does not violate ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the Notes would meet any or all of the relevant legal requirements with respect to investments by, or that an investment in the Notes is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

ACCEPTANCE OF INVESTMENTS ON BEHALF OF BENEFIT PLAN INVESTORS OR OTHER PLANS IS IN NO RESPECT A REPRESENTATION THAT THIS INVESTMENT MEETS THE RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY ANY PARTICULAR BENEFIT PLAN INVESTOR OR OTHER PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR ANY PARTICULAR BENEFIT PLAN INVESTOR OR OTHER PLAN.

UNDERWRITING

We have entered into an underwriting agreement with Sandler O’Neill & Partners, L.P. as the representative of each of the underwriters named below, with respect to the Notes being offered pursuant to this prospectus supplement. Subject to certain conditions, each underwriter has agreed, severally but not jointly, to purchase the aggregate principal amount of Notes in this offering set forth next to its name in the following table.

Underwriters	Amount of Securities

Sandler O’Neill & Partners, L.P.	$225,000,000

Piper Jaffray & Co.	$75,000,000

Total	$300,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes offered hereby are subject to certain conditions precedent and that the underwriters are obligated to purchase all of the Notes offered by this prospectus supplement if any of the Notes are purchased.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Discounts

The following table shows the per Note and total underwriting discounts and commissions we will pay the underwriters.

Per Note		1.00%

Total	$	3,000,000

Notes sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed 0.20% of the principal amount of the Notes. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed 0.10% of the principal amount of the Notes. If all of the Notes are not sold at their applicable initial offering prices, the underwriters may change the offering prices and the other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our expenses for the offering, not including the underwriting discount and commissions, will be approximately $500,000. We also have agreed to reimburse the underwriters for certain of their fees and expenses related to the offering.

The underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

We expect that delivery of the Notes will be made against payment therefor on or about September 11, 2019, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

No Public Trading Market

There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any national securities exchange or to have the Notes quoted on an automated dealer quotation system. The underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and may discontinue any market-making in the Notes at any time in their sole discretion and without prior notice. Therefore, we cannot assure you that a liquid trading market for the Notes will develop or continue, that you will be able to sell your Notes at a particular time, or that the price that you receive when you sell will be favorable. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed, for a period beginning on the date of the underwriting agreement and continuing to and including the closing date of the offering contemplated hereby, that we will not, without the prior written consent of the representative of the underwriters, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, any debt securities issued or guaranteed by the Company or any subsidiary of the Company, other than the Notes.

Price Stabilization; Short Positions

In connection with this offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales of Notes in excess of the offering size, which may create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or syndicate covering transactions. Stabilizing transactions and syndicate covering transactions, and together with the imposition of a penalty bid, may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time without notice.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, they may hedge their credit exposure to us consistent with their customary risk management policies. These underwriters and their affiliates could hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus supplement or information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules), which are considered to be a part of this prospectus supplement:

•

our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February  28, 2019 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 7, 2019, incorporated by reference therein);

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 3, 2019 and for the quarter ended June 30, 2019, filed with the SEC on August 2, 2019;

•	our Current Reports on Form 8-K filed with the SEC on January 18, 2019, April 22, 2019 and April 29, 2019; and

•

the description of our common stock contained included in the Registration Statement on Form 8-A/A, filed on January 12, 2009, including all amendments and reports filed for purposes of updating such description.

All reports and other documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, until our offering is completed will also be incorporated by reference into this prospectus supplement and deemed to be part hereof (other than any information furnished to, rather than filed with, the SEC, unless expressly stated otherwise therein). The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus supplement commencing on the date on which the document is filed.

Any documents incorporated by reference into this prospectus supplement are available without charge to you on the Internet at www.pnfp.com or by contacting our Corporate Secretary at Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, Attention: Investor Relations, (615) 742-7831. The reference to our website is not intended to be an active link and the information on our website is not, and you must not consider the information to be, a part of this prospectus supplement.

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR IN ANY FREE WRITING PROSPECTUS PREPARED BY OR ON BEHALF OF US OR TO WHICH WE HAVE REFERRED YOU. NEITHER WE NOR ANY UNDERWRITERS, DEALERS OR AGENTS HAVE AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, ANY OTHER OFFERING MATERIAL OR ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN IS ACCURATE AS OF ANY DATE OTHER THAN THE DATES ON THE FRONT OF THOSE DOCUMENTS.

LEGAL MATTERS

Certain legal matters in connection with the offering of the Notes offered by this prospectus supplement will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Alston & Bird LLP, Atlanta, Georgia and New York, New York will pass upon certain legal matters for the underwriters.

EXPERTS

Crowe LLP, independent registered public accounting firm, has audited the consolidated financial statements of Pinnacle Financial as of December 31, 2018 and December 31, 2017 and for each of the years in the three-year period ended December 31, 2018, and the effectiveness of Pinnacle Financial’s internal control over financial reporting as of December 31, 2018, in each case appearing in our annual report on Form 10-K for the fiscal year ended December 31, 2018, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Pinnacle Financial’s consolidated financial statements as of December 31, 2018 and December 31, 2017, and for each of the years in the three-year period ended December 31, 2018 are incorporated by reference in this prospectus supplement in reliance on Crowe LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

PINNACLE FINANCIAL PARTNERS, INC.

Common Stock

Preferred Stock

Warrants

Debt Securities

Depositary Shares

Units

Pinnacle Financial Partners, Inc. may offer, issue and sell from time to time, together or separately, in one or more offerings any combination of (i) our common stock, (ii) our preferred stock, which we may issue in one or more series, (iii) warrants, (iv) senior or subordinated debt securities, (v) depositary shares and (vi) units. The debt securities may consist of debentures, notes, or other types of debt. The debt securities, preferred stock and warrants may be convertible, exercisable or exchangeable for common or preferred stock or other securities of ours. The preferred stock may be represented by depositary shares. The units may consist of any combination of the securities listed above.

We may offer and sell these securities in amounts, at prices and on terms determined at the time of the offering.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any accompanying prospectus supplement and any free writing prospectus that we may issue, as well as the documents incorporated or deemed incorporated by reference in this prospectus and any prospectus supplement, carefully before you make your investment decision. Our common stock is listed on the NASDAQ Global Select Market and trades on that exchange under the symbol “PNFP.” On January 20, 2017, the closing price of our common stock on the NASDAQ Global Select Market was $63.30 per share. You are urged to obtain current market quotations of the common stock. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer to sell these securities on a continuous or delayed basis, through agents, dealers or underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 4 of this prospectus and set forth in the documents incorporated or deemed incorporated by reference herein together with any information set forth in a “Risk Factors” section of any applicable prospectus supplement before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is January 23, 2017.

ABOUT THIS PROSPECTUS

This prospectus is a part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, which we refer to as the Securities Act. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated or deemed incorporated herein by reference, can be read on the SEC website or at the SEC offices as described under the heading “Where You Can Find More Information.”

Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement containing specific information about the terms of a particular offering by us. The prospectus supplement may add, update or change information in this prospectus. If the information in the prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read carefully both this prospectus and, if applicable, any prospectus supplement together with the documents we have incorporated by reference in this prospectus or any applicable prospectus supplement. See “Where You Can Find More Information” for more information.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement or any free writing prospectus prepared by us or on our behalf as to which we may have referred you in connection with any particular offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. This prospectus and any prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any prospectus supplement is delivered or securities are sold on a later date.

Unless this prospectus indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “Pinnacle Financial” or the “Company” as used in this prospectus refer to Pinnacle Financial Partners, Inc. and its subsidiaries, including Pinnacle Bank, which we sometimes refer to as “Pinnacle Bank,” the “bank,” our “bank subsidiary” or our “bank,” except that such terms refer to only Pinnacle Financial and not its subsidiaries in the sections entitled “Description of Common Stock,” “Description of Preferred Stock,” “Description of Warrants,” “Description of Debt Securities,” “Description of Depositary Shares,” and “Description of Units.”

PINNACLE FINANCIAL PARTNERS, INC.

Pinnacle Financial, a financial holding company under the laws of the United States, is a Tennessee corporation that was incorporated on February 28, 2000. Pinnacle Financial is the parent company of Pinnacle Bank and owns 100% of Pinnacle Bank’s capital stock. The primary business of Pinnacle Financial is conducted by Pinnacle Bank. Pinnacle Financial and Pinnacle Bank also collectively hold a 49% interest in Bankers Healthcare Group, LLC, or BHG, a full-service commercial loan provider to healthcare and other professional practices. As of September 30, 2016, Pinnacle Financial had total consolidated assets of approximately $10.978 billion, total deposits of approximately $8.670 billion, total liabilities of approximately $9.503 billion and shareholders’ equity of approximately $1.476 billion.

On January 22, 2017, we entered into a definitive agreement, which we refer to as the Merger Agreement, with BNC Bancorp, a High Point, North Carolina-based bank holding company, or BNC, pursuant to which (i) a wholly owned subsidiary of Pinnacle Financial will merge with and into BNC, with BNC surviving the merger, which we refer to as the Merger, (ii) as soon as reasonably practicable following the Merger and as a part of a single integrated transaction, we will cause BNC to merge with and into Pinnacle Financial, with Pinnacle Financial surviving the merger, which we refer to as the Second Step Merger, and (iii) each holder of BNC common stock issued and outstanding, subject to certain exceptions, will, at the effective time of the Merger, be converted into the right to receive 0.5235 shares of Pinnacle Financial’s common stock for each share of BNC common stock owned by them at the effective time of the Merger. As of September 30, 2016, BNC had total consolidated assets of approximately $6.802 billion, total deposits of approximately $5.650 billion, total liabilities of approximately $6.006 billion and shareholders’ equity of approximately $795.2 million. In connection with the execution of the Merger Agreement, Pinnacle Bank and Bank of North Carolina, or BNC Bank, BNC’s wholly owned bank subsidiary, have entered into an agreement pursuant to which BNC Bank will merge with and into Pinnacle Bank immediately following the Second Step Merger.

Our principal executive offices are located at 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201 and our telephone number at these offices is (615) 744-3700. Our internet address is www.pnfp.com. Please note that our website address is provided as an inactive textual reference and the information on our website is not incorporated by reference into this prospectus.

PINNACLE BANK

Pinnacle Bank is a Tennessee state-chartered non-member bank that is regulated and examined by the Tennessee Department of Financial Institutions, or the TDFI, and the Federal Deposit Insurance Corporation, or the FDIC. All of its outstanding capital stock is owned by Pinnacle Financial. Pinnacle Bank started operations on October 27, 2000, in Nashville, Tennessee, and has since grown to 45 offices, including 30 in eight Middle Tennessee counties. Pinnacle Bank also has five offices in Knoxville, Tennessee, five offices in Memphis, Tennessee and one in Chattanooga, Tennessee, as well as several offices in nearby communities. Prior to September 4, 2012, when it converted from a national bank to a state bank, Pinnacle Bank was known as Pinnacle National Bank.

RATIOS OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred stock dividends. On December 12, 2008, we issued Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value, which is referred to as the Series A preferred stock in this prospectus, to the United States Department of the Treasury, who we refer to as the Treasury. Prior to the issuance of the Series A preferred stock, there were no shares of our preferred stock outstanding. In the fourth quarter of 2011, we repurchased 25% of the then outstanding shares of Series A preferred stock issued to the Treasury. During the second quarter of 2012, we repurchased the remaining outstanding shares of Series A preferred stock from the Treasury. Subsequent to such repurchases, no shares of our preferred stock have been outstanding. Accordingly, the numbers presented below for fiscal years 2013 through 2015 and for the nine months ended September 30, 2016 do not include preferred stock dividends.

Ratio of Earnings to Fixed Charges

	Nine months ended September 30, 2016	Years ended December 31,
		2015	2014	2013	2012	2011
Excluding interest on deposits	14.72x	27.86x	33.70x	24.45x	11.94x	5.53x
Including interest on deposits	6.15x	8.72x	9.01x	6.58x	3.77x	1.77x

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	Nine months ended September 30, 2016	Years ended December 31,
		2015	2014	2013	2012	2011
Excluding interest on deposits	14.72x	27.86x	33.70x	24.25x	8.63x	4.07x
Including interest on deposits	6.15x	8.72x	9.01x	6.58x	3.50x	1.71x

The ratio of earnings to fixed charges is computed in accordance with Item 503 of Regulation S-K by dividing (1) income before income taxes, fixed charges and amortization of capitalized interest, less interest capitalized and noncontrolling interest in income of subsidiaries that have not incurred fixed charges by (2) total fixed charges. The ratio of earnings to fixed charges and preferred stock dividends is computed by dividing (1) income before income taxes, fixed charges and amortization of capitalized interest, less interest capitalized and noncontrolling interest in income of subsidiaries that have not incurred fixed charges by (2) the sum of total fixed charges and preferred stock dividends. For purposes of computing these ratios:

•

fixed charges, excluding interest on deposits, include interest expense (other than on deposits), interest capitalized and the estimated portion of rental expense attributable to interest, net of income from subleases;

•

fixed charges, including interest on deposits, include all interest expense, interest capitalized and the estimated portion of rental expense attributable to interest, net of income from subleases; and

•	preferred stock dividends represent the amount of pre-tax earnings required to cover such dividend requirements.

RISK FACTORS

An investment in our securities involves significant risks. You should read and carefully consider the risks and uncertainties and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 (filed with the SEC on February 29, 2016) and our Quarterly Report on Form 10-Q for the period ended September 30, 2016 (filed with the SEC on November 4, 2016) and under similar headings in the documents and reports we file with the SEC after the date of this prospectus which are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

FORWARD-LOOKING STATEMENTS

Certain of the statements in this prospectus may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. The words “expect,” “anticipate,” “goal,” “objective,” “intend,” “plan,” “believe,” “should,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any results expressed or implied by such forward-looking statements. These statements should be considered subject to various risks and uncertainties, and are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such risks include, without limitation:

•	deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses;

•	continuation of the historically low short-term interest rate environment;

•	our, or entities in which we have significant investments, like BHG, inability to maintain the historical growth rate of our, or those entities’, loan portfolio;

•	changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments;

•	effectiveness of our asset management activities in improving, resolving or liquidating lower-quality assets;

•	increased competition with other financial institutions;

•

greater than anticipated adverse conditions in the national or local economies including the Nashville-Davidson-Murfreesboro-Franklin Metropolitan Statistical Area, or MSA, the Knoxville MSA, the Chattanooga, TN-GA MSA and the Memphis, TN-MS-AR MSA, particularly in commercial and residential real estate markets;

•	rapid fluctuations or unanticipated changes in interest rates on loans or deposits;

•	the results of regulatory examinations;

•	the ability to retain large, uninsured deposits;

•	a merger or acquisition like the proposed Merger;

•

risks of expansion into new geographic or product markets, like the proposed expansion into certain MSAs in the states of North Carolina, South Carolina and Virginia in connection with the proposed Merger;

•	any matter that would cause us to conclude that there was impairment of any asset of ours, including intangible assets;

•

reduced ability to attract additional financial advisors (or failure of those advisors to cause their clients to switch to us), to retain financial advisors or otherwise to attract customers from other financial institutions;

•	further deterioration in the valuation of other real estate owned and increased expenses associated therewith;

•	inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies and required capital maintenance levels;

•	risks associated with litigation, including the applicability of insurance coverage;

•	the risk that the cost savings and any revenue synergies from the proposed Merger and our recently completed mergers may not be realized or take longer than anticipated to be realized;

•	disruption from the proposed Merger with customers, suppliers or employee or other business partners relationships;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the risk of successful integration of BNC’s business and the businesses we recently acquired with our business;

•	the failure to obtain the necessary approvals from BNC’s or Pinnacle’s shareholders in connection with the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the ability to obtain required government approvals of the proposed terms of the Merger;

•	reputational risk and the risk of adverse reaction of ours’, Pinnacle Bank’s, BNC’s and BNC Bank’s customers, suppliers, employees or other business partners to the Merger;

•	the failure of the closing conditions of the Merger to be satisfied, or any unexpected delay in closing the Merger;

•

the risk that the integration of our and BNC’s operations and the operations of the companies we recently acquired with our operations will be materially delayed or will be more costly or difficult than expected;

•	the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the dilution caused by the issuance of additional shares of our common stock in the Merger or related to the Merger;

•	general competitive, economic, political and market conditions;

•	approval of the declaration of any dividend by our board of directors;

•

the vulnerability of our network and online banking portals to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches;

•

the possibility of increased compliance costs or modifications to our business plan or the business plan of entities in which we have made an investment as a result of increased regulatory oversight, including oversight of companies in which we have significant investments, and the development of additional banking products for our corporate and consumer clients;

•

the risks associated with our being a minority investor in BHG, including the risk that the owners of a majority of the membership interests in BHG decide to sell the company if not prohibited from doing so by the terms of our agreement with them;

•	the possibility that the incremental cost and/or decreased revenues associated with exceeding $10 billion in assets will exceed current estimates; and

•	changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers (like BHG), including regulatory or legislative developments.

A more detailed description of these and other risks is contained under “Risk Factors” in Part I, Item 1A of our Annual Report for the year ended December 31, 2015 (filed with the SEC on February 29, 2016) and under “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended September 30, 2016 (filed with the SEC on November 4, 2016), which are expressly incorporated by reference into this prospectus, and those risks described in any supplement to this prospectus under “Risk Factors,” and elsewhere in documents we have filed or will file with the SEC and incorporate by reference into this prospectus, as well as other factors that our management has not yet identified. Many of such factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement to this prospectus used to offer specific securities, we expect to use the net proceeds from any offering of securities by us for general corporate purposes, which may include funding the cash portion of the purchase price or providing capital for acquisitions, capital expenditures, investments, providing capital to support our growth and working capital needs and the repayment, redemption or refinancing of all or a portion of any of our or Pinnacle Bank’s indebtedness or other securities outstanding at a particular time. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act for the securities being offered under this prospectus. This prospectus, which is part of that registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document. In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statement to which this prospectus relates and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The SEC also maintains a website that contains reports, proxy statements, registration statements and other information, including our filings with the SEC. The SEC website address is www.sec.gov. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room. We make available free of charge through our web site our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website address is www.pnfp.com. Please note that our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus or any prospectus supplement, and is therefore not incorporated by reference herein unless such information is otherwise specifically referenced or incorporated by reference elsewhere in this prospectus or the applicable prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents listed below (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	our Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 10, 2016, to the extent that information included therein is deemed “filed” with the SEC under the Exchange Act;

•

our Current Reports on Form 8-K filed with the SEC on January 20, 2016 (with respect to items 3.02 and 8.01 only), January  25, 2016, January 29, 2016, March 3, 2016, March 4, 2016, March  11, 2016, March 31, 2016, April  1, 2016, April 20, 2016, May 20, 2016 (excluding item 7.01 thereto), June 13, 2016, July  7, 2016, October 24, 2016, November  9, 2016, November 18, 2016, January  20, 2017, January 23, 2017, January 23, 2017 (excluding item 7.01 thereto) and Form 8-K/A filed with the SEC on July 20, 2016; and

•

the description of our common stock, par value $1.00 per share, contained in our Registration Statement on Form 8-A/A filed with the SEC and dated January 12, 2009, including all amendments and reports filed for purposes of updating such description.

We also incorporate by reference in this prospectus any future fillings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to expiration or termination of the offering of the securities to which this prospectus relates; provided, however, that we are not incorporating any information furnished under items 2.02 and 7.01 or any related exhibits furnished under item 9.01(d) of any Current Report on Form 8-K, unless, and except to the extent, specified in any such Current Report on Form 8-K or in any applicable prospectus supplement.

We are also incorporating by reference into this prospectus (i) the audited financial statements of BNC as of December 31, 2015 and December 31, 2014 and for each of the years in the three-year period ended December 31, 2015 which are included in BNC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 29, 2016 and (ii) the interim unaudited financial statements of BNC as of and for the nine months ended September 30, 2016 and September 30, 2015 which are included in BNC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, as filed with the SEC on November 8, 2016.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference in this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus by writing or telephoning us using the following contact information:

Pinnacle Financial Partners, Inc.

150 Third Avenue South, Suite 900

Nashville, Tennessee 37201

Attention: Investor Relations

Telephone: (615) 744-3700

DESCRIPTIONS OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the common stock, preferred stock, warrants, debt securities, depositary shares and units that we may offer and sell from time to time. We may issue the debt securities as exchangeable for and/or convertible into shares of common stock or preferred stock. The preferred stock may also be exchangeable for and/or convertible into shares of common stock or another series of preferred stock. When one or more of these securities are offered in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. These summary descriptions and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each security and are qualified in their entirety by reference to our amended and restated charter, as amended and bylaws, as amended, the Tennessee Business Corporation Act, or TBCA, and any other documents referenced in such summary descriptions and from which such summary descriptions are derived. If any particular terms of a security described in the applicable prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by the terms set forth in that prospectus supplement.

We may issue securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will issue the securities only in registered form, without coupons, although we may issue the securities in bearer form if so specified in the applicable prospectus supplement. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

DESCRIPTION OF COMMON STOCK

The following is a description of our common stock and certain provisions of our amended and restated charter, as amended, and bylaws, as amended, and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our amended and restated charter, as amended, and bylaws, as amended, which are incorporated by reference as exhibits into the registration statement of which this prospectus is a part, and copies of which have been filed with the SEC and are also available upon request from us. You should read the prospectus supplement applicable to a particular issuance of securities, which will contain additional information and which may update or change some of the information below.

General

Our authorized capital stock consists of 90 million shares of common stock, par value $1.00 per share, and 10 million shares of preferred stock, no par value. As of January 19, 2017, 46,489,974 shares of our common stock were outstanding, and no shares of preferred stock were outstanding.

Our outstanding shares of common stock are fully paid and nonassessable. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of our common stock do not have pre-emptive rights and are not entitled to cumulative voting rights with respect to the election of directors. Our common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions with respect to the common stock.

Subject to the preferences applicable to any shares of our preferred stock outstanding at the time, holders of our common stock are entitled to, in the event of liquidation, share ratably in all assets remaining after payment of liabilities.

Election of Directors

Our amended and restated charter, as amended, and bylaws, as amended, provide that each member of our board of directors is elected annually to a one year term. As a result of our adopting a majority voting standard for directors at the 2015 annual meeting of shareholders, should a nominee to serve as a director that is nominated in an uncontested election fail to receive an affirmative vote of a majority of the votes cast at the meeting at which the nominee is up for election, in person or by proxy, then that nominee, if that individual is an incumbent director, must tender his or her resignation to the chairman of our board of directors following the shareholder vote pursuant to our corporate governance guidelines. Subsequently, the nominating and corporate governance committee of our board of directors will consider the relevant facts and circumstances, including the factors that may have given rise to the resulting shareholder vote and the service and qualifications of the impacted director(s), and recommend to the board of directors within ninety days of the shareholder vote as to whether to accept or reject the resignation of the impacted director(s). Our board of directors will also consider the relevant facts and circumstances when considering whether to accept or reject the nominating and corporate governance committee’s recommendation. Subsequently, we will describe a full explanation of the above process and the decisions regarding the impacted director(s) continued service on the board of directors in a Form 8-K filing with the SEC. Any director who tenders his resignation in the manner described in this paragraph will not participate in any discussion or recommendation related to the above process.

Our bylaws also provide that the power to increase or decrease the number of directors and to fill vacancies is vested in our board of directors. The overall effect of this provision may be to prevent a person or entity from seeking to acquire control of us through an increase in the number of directors on our board of directors and the election of designated nominees to fill newly created vacancies.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for dividends. In order to pay any dividends, Pinnacle Financial will need to receive dividends from Pinnacle Bank or have other sources of funds. Under Tennessee banking law, Pinnacle Bank is subject to restrictions on the payment of dividends to Pinnacle Financial. Pursuant to these laws, Pinnacle Bank may not, without the prior consent of the Commissioner of the TDFI pay any dividends to Pinnacle Financial in a year in excess of the total of Pinnacle Bank’s net income for that year plus the retained net income for the preceding two years.

During the fourth quarter of 2013, we initiated a quarterly common stock dividend. During the year ended December 31, 2016, we paid $24.7 million in dividends to common shareholders. Our ability to pay dividends to our shareholders in the future will depend on our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to our common stock and other factors deemed relevant by our board of directors.

Corporate Transactions

Our amended and restated charter, as amended, with exceptions, requires that any merger or similar transaction involving us or any sale or other disposition of all or substantially all of our assets will require the affirmative vote of a majority of our directors then in office and the affirmative vote of a majority of the holders of the outstanding shares of our stock entitled to vote on the transaction.

Our amended and restated charter, as amended, describes the factors that our board of directors must consider in evaluating whether an acquisition proposal made by another party is in our shareholders’ best interests. The term “acquisition proposal” refers to any offer of another party to:

•	make a tender offer or exchange offer for our common stock or any other equity security of ours;

•	merge or consolidate us with another corporation; or

•	purchase or otherwise acquire all or substantially all of the properties and assets owned by us.

The board of directors, in determining what is in our and our shareholders’ best interests, is required to give due consideration to all relevant factors, including, without limitation:

•	the short-term and long-term social and economic effects of the transaction on our and our subsidiaries’ employees, clients, shareholders and other constituents;

•

the consideration being offered by the other corporation in relation to (1) our current value at the time of the proposal as determined in a freely negotiated transaction and (2) the board of directors’ estimate of our future value as an independent company at the time of the proposal; and

•	the short-term and long-term social and economic effects on the communities within which we operate.

We have included this provision in our amended and restated charter, as amended, because serving our community was, and remains, one of the reasons for organizing Pinnacle Bank. As a result, the board of directors believes its obligation in evaluating an acquisition proposal extends beyond evaluating merely the payment being offered in relation to the market or book value of our common stock at the time of the proposal.

While the value of what is being offered to shareholders in exchange for their stock is the main factor when weighing the benefits of an acquisition proposal, our board of directors believes it is appropriate to also consider all other relevant factors. For example, the board will evaluate what is being offered in relation to our current value at the time of the proposal as determined in a freely negotiated transaction and in relation to the board’s estimate of our future value as an independent concern at the time of the proposal. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. Our board of directors believes that frequently the payment offered in such a situation, even though it may exceed the value at which shares are then trading, is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms that would reflect not only on our current value, but also our future value.

One effect of the provision requiring our board of directors to take into account specific factors when considering an acquisition proposal may be to discourage a tender offer in advance. Often an offeror consults the board of a target corporation before or after beginning a tender offer in an attempt to prevent a contest from developing. In our board’s opinion, this provision will strengthen its position in dealing with any potential offeror that might attempt to acquire the company through a hostile tender offer. Another effect of this provision may be to dissuade shareholders who might be displeased with the board’s response to an acquisition proposal from engaging us in costly litigation.

The applicable charter provisions would not make an acquisition proposal regarded by our board of directors as being in our best interests more difficult to accomplish. It would, however, permit the board to determine that an acquisition proposal was not in our best interests, and thus to oppose it, on the basis of the various factors that the board deems relevant. In some cases, opposition by the board might have the effect of maintaining incumbent management.

Our amended and restated charter, as amended, provides that all extraordinary corporate transactions to which we are a party must be approved by a majority of the directors and a majority of the shares entitled to vote.

Anti-Takeover Statutes

The Tennessee Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power in the election of a Tennessee corporation’s directors. Shares acquired by such person that causes it to exceed each of these thresholds will be deemed to be control shares. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.

The Tennessee Control Share Acquisition Act is not applicable to us because our amended and restated charter, as amended, does not contain a specific provision “opting in” to the act as is required under the act.

The Tennessee Investor Protection Act, or TIPA, provides that unless a Tennessee corporation’s board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a takeover offer for any class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase: (1) makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company; (2) makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and (3) files with the Tennessee Commissioner of Commerce and Insurance, or the Commissioner, and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner.

The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer must also provide for acceptance of securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

The TIPA does not apply to us, as it does not apply to bank holding companies subject to regulation by a federal agency.

The TBCA generally prohibits a “business combination” by us or a subsidiary with an “interested shareholder” within five years after such shareholder becomes an interested shareholder. We or a subsidiary of ours can, however, enter into a business combination within that period if, before the interested shareholder became such, our board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds (2/3) of the other shareholders.

For purposes of the TBCA, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of our stock. Our charter does not have special requirements for transactions with interested parties; however all business combinations, as defined above, must be approved by a majority of our directors and a majority of the shares entitled to vote.

The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, we may not purchase any of our shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by us or we make an offer, of at least equal value per share, to all shareholders of such class.

Indemnification

The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, the person reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, the person reasonably believed that the person’s conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by the officer or director; or (c) such officer or director breached the officer’s or director’s duty of care to the corporation.

Our amended and restated charter, as amended, provides that we will indemnify our directors and officers to the maximum extent permitted by the TBCA. Our bylaws provide that we shall indemnify our directors and officers that are made a party to a proceeding because they were a director or officer of ours for reasonable expenses, judgments, fines, penalties and amounts paid in settlement (including attorneys’ fees) incurred in connection with the proceeding if he or she acted in a manner believed in good faith to be in or not opposed to our best interests, and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. In addition, our bylaws provide that we shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if he or she furnishes us with (1) a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct that would entitle him or her to indemnification and (2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

Under our bylaws, as amended, the termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative of whether the director or officer met the standard of conduct required in order for him or her to be entitled to indemnification. Our board of directors, shareholders or independent legal counsel determines whether the director or officer has met the applicable standard of conduct in each specific case.

Our amended and restated charter, as amended, and bylaws, as amended, also provide that the indemnification rights contained therein do not exclude other indemnification rights to which a director or officer may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than is provided for in the bylaws if we choose to do so, subject to approval by our shareholders and the limitations provided in our amended and restated charter, as amended, as discussed in the subsequent paragraph.

Our amended and restated charter, as amended, eliminates, with exceptions, the potential personal liability of a director for monetary damages to us and our shareholders for breach of a duty as a director. There is, however, no elimination of liability for:

•	a breach of the director’s duty of loyalty to our shareholders;

•	an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

•	any payment of a dividend or approval of a stock repurchase that is illegal under the TBCA.

Our amended and restated charter, as amended, does not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

The indemnification provisions of the bylaws specifically provide that we may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by him or her in his or her capacity as a director, officer, employee or agent whether or not we would have had the power to indemnify him or her against such liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent

Computershare Trust Company, N.A. serves as the registrar and transfer agent for our common stock.

DESCRIPTION OF PREFERRED STOCK

We summarize below some of the provisions that will apply to the preferred stock that we may issue pursuant to this prospectus unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the preferred stock will be contained in the prospectus supplement applicable to the particular series of preferred stock that we issue. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We have authority to issue 10 million shares of preferred stock, no par value per share, of which 95,000 shares have been designated as Series A preferred stock. Currently, there are no shares of our preferred stock outstanding.

Our board of directors has the authority, without further action by the shareholders, to issue preferred stock in one or more series and to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds, and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock.

Prior to the issuance of a new series of preferred stock, we will amend our amended and restated charter, as amended, designating the stock of that series and the terms of that series. Each series of preferred stock that we issue will constitute a separate class of stock. The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our board of directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action.

The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including, where applicable:

•	the designation, stated value and liquidation preference of such preferred stock and the amount of stock offered;

•	the offering price;

•

the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;

•	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

•	the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;

•	the voting rights, if any, of shares of such series;

•	the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

•

the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary of ours, of the common stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

•

the conditions and restrictions, if any, on the creation of indebtedness of us or of any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

The description of the terms of a particular series of preferred stock in the applicable prospectus supplement will not be complete. You should refer to the applicable amendment to our amended and restated charter, as amended, creating a particular series of preferred stock for complete information regarding a series of preferred stock.

The preferred stock will, when issued against payment of the consideration payable therefor, be fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock will, upon issuance, rank senior to our common stock and on a parity in all respects with each other outstanding series of preferred stock. The rights of the holders of our preferred stock will be subordinate to that of our general creditors.

DESCRIPTION OF WARRANTS

We summarize below some of the provisions that will apply to the warrants that we may issue pursuant to this prospectus unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We may issue, together with other securities or separately, warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent would act solely as our agent in connection with the warrants of the series being offered and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	if applicable, the maximum or minimum number of warrants which may be exercised at any time;

•	the identity of the warrant agent;

•	any mandatory or optional redemption provision;

•	whether the warrants are to be issued in registered or bearer form;

•	whether the warrants are extendible and the period or periods of such extendibility;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase the amount of such principal amounts of debt securities or such number of shares of common stock or preferred stock or other securities at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrant(s).

Warrant Adjustments

The applicable prospectus supplement will indicate the circumstances under which the exercise price of, and the number of securities covered by, a common stock warrant or preferred stock warrant may be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable.

Modification of the Warrant Agreement

The warrant agreement will permit us and the warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

•	to cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

•	to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

DESCRIPTION OF DEBT SECURITIES

We summarize below some of the provisions that will apply to the debt securities that we may issue pursuant to this prospectus unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the debt securities will be contained in the applicable notes. The notes will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the provisions of the notes. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We will issue any senior notes under a senior indenture which we will enter into with the trustee named in the senior indenture. We will issue any subordinated notes under a subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplement that is related to the debt securities that we sell under this prospectus, as well as the complete indentures, and any supplements thereto, that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt (“senior debt securities”) or our subordinated debt (“subordinated debt securities”). Debt securities, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of debt securities which we may issue, including senior debt securities, senior subordinated debt securities, subordinated debt securities and junior subordinated debt securities, and do not limit us from issuing any other debt, including secured and unsecured debt. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time which securities may be in any currency or currency unit designated by us. The terms of each series of debt securities will be established by or pursuant to a supplemental indenture. The prospectus supplement relating to any particular debt securities will describe the terms of any debt securities being offered, including:

•	the title of the debt securities;

•	the limit, if any, upon the aggregate principal amount or issue price of the securities of a series;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including our subsidiaries’ debt;

•	the price or prices at which the debt securities will be issued;

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the issue date or dates of the series and the maturity date of the series;

•	whether the securities will be issued at par or at a premium over or a discount from their face amount;

•	the interest rate, if any, and the method for calculating the interest rate and basis upon which interest shall be calculated;

•	the right, if any, to extend interest payment periods and the duration of the extension;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the currency of denomination of the securities;

•	the place where we will pay principal, premium, if any, and interest, if any, and the place where the debt securities may be presented for transfer;

•

if payments of principal of, premium, if any, or interest, if any, on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	the applicability of and additional provisions, if any, relating to the defeasance of the debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	the dates on which premium, if any, will be paid;

•

any addition to or change in the “Events of Default” described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in the prospectus or in the indenture with respect to the debt securities;

•	any agents for the debt securities, including trustees, depositories, authentication or paying agents, transfer agents or registrars;

•	a discussion of any material United States federal income tax considerations applicable to the debt securities;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period; and

•	other specific terms, including any additional events of default or covenants.

We may issue debt securities at a discount below their stated principal amount. Even if we do not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. We will describe in any applicable prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount, and will describe any special United States federal income tax considerations that may be applicable to the particular debt securities.

The debt securities will represent our general obligations. We are a non-operating holding company and almost all of our operating assets are owned by our subsidiaries. We rely primarily on dividends from our subsidiaries to meet our obligations. We are a legal entity separate and distinct from our banking and non-banking affiliates. The principal sources of our income are dividends and interest from our bank, Pinnacle Bank.

Pinnacle Bank is subject to restrictions imposed by state and federal law on any extensions of credit to, and certain other transactions with, us and certain other affiliates, and on investments in stock or other securities thereof. In addition, payment of dividends to us by Pinnacle Bank is subject to ongoing review by banking regulators. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities, including deposits, of our subsidiaries, and holders of the debt securities should look only to our assets for payments on the debt securities.

Senior Debt

Senior debt securities will rank equally and pari passu with all of our other unsecured and unsubordinated debt from time to time outstanding.

Subordinated Debt

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness, including our senior indebtedness (as defined below) to the extent described in a prospectus supplement, and the subordinated indenture filed as an exhibit to the registration statement of which this prospectus is a part may be modified by a supplemental indenture to reflect such subordination provisions.

We may structure one or more series of subordinated debt securities so that they qualify as capital under federal regulations applicable to bank holding companies. We may adopt this structure whether or not those regulations may be applicable to us at the time of issuance.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for our other securities or property. The terms and conditions of conversion or exchange will be set forth in the supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our or the holders’ ability to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Merger, Consolidation or Sale of Assets

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part prohibit us from merging into or consolidating with any other person or selling, leasing or conveying substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, unless:

•

either we are the continuing corporation or the successor corporation or the person which acquires by sale, lease or conveyance substantially all of our or our subsidiaries’ assets is a corporation organized under the laws of the United States, any state thereof, or the District of Columbia, and expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all the debt securities and the performance of every covenant of the indenture to be performed or observed by us, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such corporation;

•

immediately after giving effect to such transactions, no Event of Default described under the caption “Events of Default and Remedies” below or event which, after notice or lapse of time or both would become an Event of Default, has happened and is continuing; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such transaction and such supplemental indenture comply with the indenture provisions relating to a merger, consolidation and sale of assets.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that upon any consolidation or merger with or into any other person or any sale, conveyance, lease, or other transfer of all or substantially all of our or our subsidiaries’ assets to any person, the successor person shall succeed, and be substituted for, us under the indenture and each series of outstanding debt securities, and we shall be relieved of all obligations under the indenture and each series of outstanding debt securities to the extent we were the predecessor person.

Events of Default and Remedies

When we use the term “Event of Default” as that term is defined in the indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part with respect to the debt securities of any series, we mean:

(1)	default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2)	default in paying principal, or premium, if any, on the debt securities when due;

(3)	default is made in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

(4)

default in the performance, or breach, of any covenant or warranty in the indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 60 days or more after we receive written notice of such default from the trustee or we and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series;

(5)	specified events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to us have occurred; and

(6)	any other Events of Default provided with respect to debt securities of that series that are described in the applicable prospectus supplement accompanying this prospectus.

No Event of Default with respect to a particular series of debt securities (except as to specified events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that the occurrence of certain Events of Default or an acceleration may constitute an event of default under certain of our other indebtedness outstanding from time to time. Unless otherwise provided by the terms of an applicable series of debt securities, if an Event of Default under the indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of not less than 51% of the aggregate principal amount of the outstanding debt securities of that series may by written notice require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any. In the case of an Event of Default resulting from specified events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities may become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that no holder of any debt security may seek to institute a proceeding with respect to the indenture unless such holder has previously given written notice to the trustee of a continuing Event of Default, the holders of not less than 51% in aggregate principal amount of the outstanding debt securities of the series have made a written request to the trustee to institute proceedings in respect of the Event of Default, the holder or holders have offered reasonable indemnity to the trustee and the trustee has failed to institute such proceeding within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in aggregate principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that during the existence of an Event of Default actually known to a responsible officer of the trustee, the trustee is required to exercise the rights and powers vested in it under the applicable indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee. Subject to certain provisions, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that the trustee will, within 90 days after receiving notice of any default, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest, if any, or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders of the debt securities. In the case of a default specified in clause (4) above describing Events of Default, no notice of default to the holders of the debt securities of that series will be given until 60 days after the occurrence of the event of default.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part require us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that the trustee may withhold notice to the holders of debt securities of any series of any Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part may be amended or modified without the consent of any holder of debt securities in order to:

•	evidence a successor to the trustee;

•	cure ambiguities, defects or inconsistencies;

•

provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets that complies with the covenants described under “—Merger, Consolidation or Sale of Assets”;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•	add guarantors or co-obligors with respect to the debt securities of any series;

•	secure the debt securities of a series;

•	establish the form or forms of debt securities of any series;

•	add additional Events of Default with respect to the debt securities of any series;

•	add additional provisions as may be expressly permitted by the Trust Indenture Act;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect in any material respect the interests of any holder of the debt securities of a series.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that other amendments and modifications of the indenture or the debt securities issued thereunder may be made with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the maturity date or the stated payment date of any payment of premium or interest payable on the debt securities;

•	reduce the principal amount, or extend the fixed maturity, of the debt securities;

•	change the method of computing the amount of principal or any interest of any debt security;

•	change or waive the redemption or repayment provisions of the debt securities;

•	change the currency in which principal, any premium or interest is paid or the place of payment;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	adversely affect the ranking or priority of the debt securities of any series; or

•	release any guarantor or co-obligor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture.

Satisfaction, Discharge and Covenant Defeasance

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that we may terminate our obligations under the indenture with respect to the outstanding debt securities of any series, when:

•	either:

•	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

•

all the debt securities of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities; and

•	we have paid or caused to be paid all other sums then due and payable under such indenture; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that we may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, the indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that we may elect to have our obligations released with respect to certain covenants in the indentures (“covenant defeasance”). If we so elect, any failure to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of such series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default and Remedies” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•

we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount; or

•

U.S. government obligations (or equivalent government obligations in the case of debt securities denominated in other than U.S. dollars or a specified currency) that will provide, not later than one day before the due date of any payment, money in an amount; or

•	a combination of money and U.S. government obligations (or equivalent government obligations, as applicable),

in each case sufficient, in the written opinion (with respect to U.S. or equivalent government obligations or a combination of money and U.S. or equivalent government obligations, as applicable) of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at due date or maturity;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same Federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same Federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•

no event of default or default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•

the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of the Trust Indenture Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•	if prior to the stated maturity date, notice shall have been given in accordance with the provisions of the indenture.

•

the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under that Act or exempt from registration; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the legal defeasance or covenant defeasance have been complied with.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for all debt securities. We may change the paying agent or registrar for any series of debt securities without prior notice, and we or any of our subsidiaries may act as paying agent or registrar.

Forms of Securities

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of the series of debt securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that so long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. Neither we nor the trustee or any other agent of ours or the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Unless we state otherwise in a prospectus supplement, the Depository Trust Company, or DTC, will act as depositary for each series of debt securities issued as global securities. DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

Governing Law

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part and each series of debt securities are governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

We summarize below some of the provisions that will apply to depositary shares unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the depositary shares will be contained in the depositary agreement and depositary receipt applicable to any depositary shares. These documents will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the depositary agreement and the depositary receipt. You should also read the prospectus supplement applicable to a particular issuance of depositary shares, which will contain additional information and which may update or change some of the information below.

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the “bank depositary.” Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

The following summary description of certain common provisions of a depositary agreement and the related depositary receipts and any summary description of the depositary agreement and depositary receipts in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all of the provisions of such depositary agreement and depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

Unless otherwise provided in the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. The depositary agreement may be terminated by the bank depositary or us only if:

•	all outstanding depositary shares have been redeemed, or

•

there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company, and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	material United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered global form.

This summary of certain general terms of units and any summary description of units in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. The forms of the unit agreements and other documents relating to a particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we may sell the securities being offered hereby, from time to time, by one or more of the following methods:

•	to or through underwriting syndicates represented by managing underwriters;

•	to or through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents; and

•	to investors directly in negotiated sales or in competitively bid transactions.

Offerings of securities covered by this prospectus also may be made into an existing trading market for those securities in transactions at other than a fixed price, either:

•	on or through the facilities of the NASDAQ or any other securities exchange or quotation or trading service on which those securities may be listed, quoted, or traded at the time of sale; and/or

•	to or through a market maker otherwise than on the securities exchanges or quotation or trading services set forth above.

Those at-the-market offerings, if any, will be conducted by underwriters acting as our principal or agent.

The prospectus supplement with respect to the offered securities will, if required pursuant to Rule 424(b) under the Securities Act, set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which such offered securities may be listed.

Any underwriter, agent or dealer involved in the offer and sale of any series of the securities will be named in the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of the sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Each time we offer and sell securities covered by this prospectus, we will make available a prospectus supplement or supplements that will describe the method of distribution and set forth the terms of the offering, including: (i) whether that offering is being made to or through underwriters or through dealers or agents directly, and the name or names of any such underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them; (ii) if a fixed price offering, the public offering price of the securities; (iii) the rules and procedures for any auction or bidding process, if used; (iv) the proceeds we anticipate we will receive from the sale of the securities; (v) any options under which underwriters may purchase additional securities from us; (vi) any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation; (vii) terms and conditions of the offering; (viii) any discounts, commissions or concessions allowed or reallowed or paid to dealers; and (ix) any securities exchange or market on which the securities may be listed.

Sales Through Underwriters

If underwriters are used in the sale of some or all of the securities covered by this prospectus, the underwriters will acquire the securities for their own account. The underwriters may resell the securities, either directly to the public or to securities dealers, at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated otherwise in a prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.

Any initial public offering price and any concessions allowed or reallowed to dealers may be changed intermittently.

Sales Through Agents

Unless otherwise indicated in the applicable prospectus supplement, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for our account and will receive commissions from us as will be set forth in the applicable prospectus supplement.

Securities bought in accordance with a redemption or repayment under their terms also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing by one or more firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed by them.

If so indicated in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at a price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commissions payable for solicitation of these contracts.

Direct Sales

We may also sell offered securities directly to institutional investors or others. In this case, no underwriters or agents would be involved. The terms of such sales will be described in the applicable prospectus supplement.

General Information

Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from us and/or the purchasers of securities for whom such broker-dealers, agents or underwriters may act as agents or to whom they sell as principal, or both (this compensation to a particular broker-dealer might be in excess of customary commissions).

Underwriters, dealers and agents that participate in any distribution of the offered securities may be deemed “underwriters” within the meaning of the Securities Act, so any discounts or commissions they receive in connection with the distribution may be deemed to be underwriting compensation. Those underwriters and agents may be entitled, under their agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments that they may be required to make in respect of those civil liabilities. Various of those underwriters or agents may be customers of, engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement. Any institutional investors or others that purchase offered securities directly, and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, if we enter into any material arrangement with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such prospectus supplement will disclose:

•	the name of any participating broker, dealer, agent or underwriter;

•	the number and type of securities involved;

•	the price at which such securities were sold;

•	any securities exchanges on which such securities may be listed;

•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and

•	other facts material to the transaction.

In order to facilitate the offering of certain securities under this prospectus or an applicable prospectus supplement, certain persons participating in the offering of those securities may engage in transactions that stabilize, maintain or otherwise affect the price of those securities during and after the offering of those securities. Specifically, if the applicable prospectus supplement permits, the underwriters of those securities may over-allot or otherwise create a short position in those securities for their own account by selling more of those securities than have been sold to them by us and may elect to cover any such short position by purchasing those securities in the open market.

In addition, the underwriters may stabilize or maintain the price of those securities by bidding for or purchasing those securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of securities to the extent that it discourages resales of the securities. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

This prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format may be made available on the Internet sites of, or through other online services maintained by, us and/or one or more of the agents and/or dealers participating in an offering of securities, or by their affiliates. In those cases, prospective investors may be able to view offering terms online and, depending upon the particular agent or dealer, prospective investors may be allowed to place orders online.

Other than this prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format, if any, the information on our or any agent’s or dealer’s website and any information contained in any other website maintained by any agent or dealer:

•	is not part of this prospectus, the applicable prospectus supplement and any applicable pricing supplement or the registration statement of which they form a part;

•	has not been approved or endorsed by us or by any agent or dealer in its capacity as an agent or dealer, except, in each case, with respect to the respective website maintained by such entity; and

•	should not be relied upon by investors.

There can be no assurance that we will sell all or any of the securities offered by this prospectus.

This prospectus may also be used in connection with any issuance of common stock, preferred stock or debt securities upon exercise of a warrant if such issuance is not exempt from the registration requirements of the Securities Act.

In addition, we may issue the securities described in this prospectus as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Pinnacle Financial as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein and in the registration statement of which this prospectus is a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of BNC as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015 have been incorporated by reference herein and in the registration statement of which this prospectus is a part in reliance upon the report of Cherry Bekaert LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. If the matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

$300,000,000

4.125% Fixed-to-Floating Subordinated Notes due 2029

PROSPECTUS SUPPLEMENT

Book Running Manager

SANDLER O’NEILL + PARTNERS, L.P.

Co-Manager

Piper Jaffray

September 6, 2019